Registration No. 333-

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               _________________

                                    FORM SB-2
             Registration Statement Under The Securities Act Of 1933
                               (Amendment No. __)

                               _________________

                               RADIAL ENERGY INC.
                 ______________________________________________
                 (Name of small business issuer in its charter)

            Nevada                          1311                 72-1580091
________________________________________________________________________________
  (State or jurisdiction of     (Primary Standard Industrial    (IRS Employer
incorporation or organization)   Classification Code Number) Identification No.)


                1313 East Maple St., Bellingham, Washington 98225
                                 (360) 685-4240
          ____________________________________________________________
          (Address and telephone number of principal executive offices and principal place of business)


                        Copies of all communications to:

            G. Leigh Lyons
President, Chief Executive Officer and
        Chief Financial Officer                       Raymond A. Lee, Esq.
          Radial Energy Inc.                         Greenberg Traurig, LLP
        1313 East Maple Street                 650 Town Center Drive, Suite 1700
     Bellingham, Washington 98225                     Costa Mesa, CA 92626
            (360) 685-4240                               (714) 708-6500
  (Name, address and telephone number
         of agent for service)

                               _________________


     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                         CALCULATION OF REGISTRATION FEE

======================================================================================================
Title of each           Amount to be      Proposed maximum      Proposed maximum         Amount of
class of securities     registered(1)      offering price      aggregate offering     registration fee
to be registered                             per unit                price

Common Stock             13,333,333           $0.94(2)            $12,533,333            $1,341.07
======================================================================================================

(1)  The 13,333,333 shares being registered for resale are for shares of our common stock issuable upon conversion of convertible debentures and upon exercise of warrants to the selling stockholders identified in the prospectus.
(2)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule
     457(c) and 457(g) under the Securities Act of 1933, using the average of the high and low prices as reported on the OTCBB on October 30, 2006.

                   SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2006


PRELIMINARY PROSPECTUS


                                13,333,333 SHARES

                               RADIAL ENERGY INC.

                                  COMMON STOCK

                               _________________

     This prospectus relates to the resale of shares of our common stock by the selling stockholders of Radial Energy Inc. identified in this prospectus. These shares or interests therein may be offered and sold from time to time by the selling stockholders named herein or their transferees, and we will not receive any of the proceeds from the sale of these shares by the selling stockholders. We will bear the costs relating to the registration of these shares.

     The selling stockholders may dispose of their common stock through public or private transactions at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest. The selling stockholders will pay any sales commissions incurred in connection with the disposition of shares through this prospectus. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell some, all or none of the shares offered by this prospectus.

     Our shares are quoted on the OTC Bulletin Board under the symbol "RENG." The closing price of the shares as quoted on the OTC Bulletin Board on October 30, 2006 was $0.92 per share.

     No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

                               _________________

     YOU SHOULD CAREFULLY CONSIDER "RISK FACTORS" BEGINNING ON PAGE 3 FOR IMPORTANT INFORMATION YOU SHOULD CONSIDER WHEN DETERMINING WHETHER TO INVEST IN OUR COMMON STOCK.


                               _________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                               _________________

                  THE DATE OF THIS PROSPECTUS IS [           ]

                                TABLE OF CONTENTS

Prospectus Summary...........................................................  1
Risk Factors.................................................................  3
Forward-Looking Statements...................................................  9
Use of Proceeds.............................................................. 10
Price Range of Common Stock.................................................. 11
Dividend Policy.............................................................. 11
About The Offering........................................................... 12
Selling Stockholders......................................................... 12
Plan of Distribution......................................................... 13
Description of Business...................................................... 15
Management's Plan of Operation............................................... 17
Legal Proceedings............................................................ 18
Management................................................................... 19
Related Party Transactions................................................... 22
Indemnification.............................................................. 22
Security Ownership of Certain Beneficial Owners and Management............... 22
Description of Capital Stock................................................. 23
Legal Matters................................................................ 23
Experts...................................................................... 23
Where You Can Find More Information.......................................... 23
Index To Financial Information...............................................F-1


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


                               PROSPECTUS SUMMARY

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, ONLY THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS, AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

     IN THIS PROSPECTUS, THE WORDS "RADIAL ENERGY," "COMPANY," "WE," "OUR," "OURS" AND "US" REFER ONLY TO RADIAL ENERGY INC. (UNLESS INDICATED OTHERWISE), AND NOT TO ANY OF THE SELLING STOCKHOLDERS. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS," FINANCIAL INFORMATION AND RELATED NOTES, AS WELL AS THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

COMPANY BACKGROUND

     Our company was incorporated in the State of Nevada on June 30, 2000, under the name of "All Printer Supplies.com." On April 17, 2003, we changed our name to "BV Pharmaceuticals, Inc." and became a provider of information and services in the areas of personal DNA collection, analysis, profiling, banking and DNA profile database maintenance. Effective as of April 3, 2006, through a statutory merger with our wholly owned subsidiary in which we were the surviving corporation, we changed our name to "Radial Energy Inc."

     Radial Energy Inc. is a Nevada corporation. Our common stock is quoted for trading on the OTC Bulletin Board under the symbol RENG. Our principal executive offices are located at 1313 East Maple St., Bellingham, Washington 98225. Our telephone number is (360) 685-4240. Our fax number is (360) 685-4222. We maintain a website at www.radialenergyinc.com.

BUSINESS OVERVIEW

     In March 2006, we began a new business plan concentrating on the acquisition, exploration, development, and production of domestic and international oil and gas projects. Radial Energy's primary focus is on identifying previously drilled but subsequently abandoned wells that encountered and/or tested live oil or natural gas indicating the presence of marketable hydrocarbons, reservoir, and trap. As of the date of filing of this prospectus, we hold the right to purchase interests in projects in South America and in Texas and are continuing to explore other opportunities in North America and Latin America.

     We are a development stage company that has not generated revenues from our current operations in the oil and gas industry. There is no historical financial information about Radial Energy upon which to base an evaluation of our performance. We cannot guarantee we will be successful in our new core business or in any business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and in the exploration of oil and gas reserves.

     We have no assurance that future financing will be available on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue with our current business plan. If equity financing is available to us on acceptable terms, it could result in additional dilution to our existing stockholders.

PRIVATE PLACEMENT

     On October 2, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the private placement of secured convertible debentures (the "Debentures") in the aggregate principal amount of $5 million. We closed on the first $2 million on October 4, 2006; an additional $1.5 million will be funded on the date a registration statement covering the resale of the shares underlying the securities is filed with the Securities and Exchange Commission (the "SEC"); and the final $1.5 million will be funded within three business days after the registration statement is declared effective by the SEC. As part of the transaction, we issued to the purchaser warrants (the "Warrants") to purchase an aggregate of 8,166,666 shares of our common stock, and we are obligated to issue to the purchaser an additional Warrant to purchase 1,000,000 shares of our common stock when the final tranche is funded. This prospectus relates to the resale of an aggregate of 13,333,333 shares of common stock issuable upon the exercise of the Warrants and upon the conversion of the Debentures.


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


THE OFFERING

     This prospectus relates to the resale of shares of our common stock by the selling stockholders of Radial Energy Inc. identified in this prospectus.

     We are not selling any shares of common stock in this offering, and we will not receive any of the proceeds from the sale of these shares by the selling stockholders. All costs associated with this registration will be borne by us.

     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell some, all or none of the shares offered by this prospectus.

     Common stock outstanding as of October
        30, 2006................................  44,585,824
     Common stock offered by selling
        stockholders............................  Up to 13,333,333 shares
     Use of proceeds............................  We will not receive any of the proceeds from the sale of the
                                                  common stock by the selling
                                                  stockholders under this
                                                  prospectus. See "Use of
                                                  Proceeds" for a complete
                                                  description.
     OTCBB Trading symbol.......................  RENG
     Risk Factors...............................  The securities offered by this prospectus are speculative and
                                                  involve a high degree of risk
                                                  and investors purchasing
                                                  securities should not purchase
                                                  the securities unless they can
                                                  afford the loss of their
                                                  entire investment. See "Risk
                                                  Factors" beginning on page 3.


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


                                  RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND UNCERTAINTY. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF OUR COMPANY, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE PRESENTLY CONSIDER IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR COMPANY. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND THE VALUE OF OUR COMMON STOCK COULD BE MATERIALLY AND ADVERSELY AFFECTED.

                          RISKS RELATED TO OUR COMPANY

     WE HAVE A LIMITED OPERATING HISTORY, AND IF WE ARE NOT SUCCESSFUL IN CONTINUING TO GROW OUR BUSINESS, THEN WE MAY HAVE TO SCALE BACK OR EVEN CEASE OUR ONGOING BUSINESS OPERATIONS.

     Our company has a limited operating history and must be considered in the development stage. The success of the company is significantly dependent on a successful acquisition, drilling, completion and production program. Our company's operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

OUR COMPANY'S INDEPENDENT AUDITORS HAVE EXPRESSED A RESERVATION THAT OUR COMPANY CAN CONTINUE AS A GOING CONCERN.

     Our company's operations have been limited to general administrative operations and a limited amount of exploration. Our company's ability to continue as a going concern is dependent on our ability to raise additional capital to fund future operations and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the company's ability to continue as a going concern.

THERE IS NO ASSURANCE THAT WE WILL OPERATE PROFITABLY OR WILL GENERATE POSITIVE CASH FLOW IN THE FUTURE.

     If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. In particular, additional capital may be required in the event that:

     o drilling and completion costs for further wells increase beyond our expectations; or

     o we encounter greater costs associated with general and administrative expenses or offering costs.

     The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

     We will depend almost exclusively on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing exploration and development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

     If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

EXPANSION OF OUR OPERATIONS WILL REQUIRE SIGNIFICANT CAPITAL EXPENDITURES FOR WHICH WE MAY BE UNABLE TO PROVIDE SUFFICIENT FINANCING.

     Our business model contemplates expansion of our business by drilling on our existing properties and identifying and acquiring additional oil and gas properties. We intend to rely on external sources of financing to meet the capital requirements associated with the exploration and expansion of our oil and gas operations. We plan to obtain the future funding that we will need through debt and equity markets, but we cannot be assured that we will be able to obtain additional funding when it is required or that it will be available to us on commercially acceptable terms.


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     We also intend to make offers to acquire oil properties in the ordinary course of our business. If these offers are accepted, our capital needs will increase substantially. If we fail to obtain the funding that we need when it is required, we may have to forego or delay potentially valuable opportunities to acquire new oil and gas properties or default on existing funding commitments to third parties and forfeit or dilute our rights in existing oil property interests.

OUR FUTURE PERFORMANCE IS DEPENDENT UPON OUR ABILITY TO IDENTIFY, ACQUIRE AND DEVELOP OIL PROPERTIES.

     Our future performance depends upon our ability to find, develop and acquire oil and gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, we will not be able to develop reserves or generate revenues. No assurance can be given that we will be able to find and develop or acquire reserves on acceptable terms, or that commercial quantities of oil and gas deposits will be discovered sufficient to enable us to recover our acquisition, exploration and development costs or sustain our business.

     The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, no assurances can be given that our exploitation and development activities will result in the discovery of any reserves. Our operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties, or unusual or unexpected formations, pressures and/or work interruptions. In addition, the costs of exploitation and development may materially exceed initial estimates.

     We can provide no assurance that oil and gas will be discovered in commercial quantities in any of the properties we currently hold interests in or properties in which we may acquire interests in the future. Our success will depend upon our ability to acquire working and revenue interests in properties upon which oil reserves are ultimately discovered in commercial quantities. We do not have an established history of locating and developing properties that have oil and gas reserves.

WE DO NOT CONTROL ALL OF OUR OPERATIONS.

     We do not operate all of our properties and we therefore have limited influence over the testing, drilling and production operations of our properties. Our lack of control could result in the following:

     o the operator might initiate exploration or development on a faster or slower pace than we prefer;

     o the operator might propose to drill more wells or build more facilities on a project than we have funds for or that we deem appropriate, which could mean that we are unable to participate in the project or share in the revenues generated by the project even though we paid our share of exploration costs;

     o we could have our working interest ownership in the related lands and petroleum reserves reduced as a result of our failure to participate in development expenditures; and

     o if an operator refuses to initiate a project, we might be unable to pursue the project.

     Any of these events could materially reduce the value of our properties.

INFORMATION IN THIS PROSPECTUS REGARDING OUR FUTURE EXPLOITATION AND DEVELOPMENT PROJECTS REFLECTS OUR CURRENT INTENT AND IS SUBJECT TO CHANGE.

     Our current exploitation and development plans are described in our reports filed with the SEC. Whether we ultimately undertake an exploitation or development project will depend on the following factors:

     o    availability and cost of capital;

     o receipt of additional seismic data or the reprocessing of existing data;

     o    current and projected oil or natural gas prices;

     o the costs and availability of drilling rigs and other equipment supplies and personnel necessary to conduct these operations;

     o    success or failure of activities in similar areas;


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


     o    changes in the estimates of the costs to complete the projects;

     o our ability to attract other industry partners to acquire a portion of the working interest to reduce costs and exposure to risks; and

     o    decisions of our joint working interest owners and partners.

     We will continue to gather data about our projects and it is possible that additional information will cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects might change.

WE RELY HEAVILY UPON RESERVE, GEOLOGICAL AND ENGINEERING DATA WHEN DETERMINING WHETHER OR NOT TO INVEST IN A PARTICULAR OIL AND GAS PROPERTY.

     The reserve, geological and engineering data information that we use in evaluating oil and gas prospects is based on estimates involving a great deal of uncertainty. Different engineers may make different estimates of reserves and cash flows based on the same available data. Reserve estimates depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and gas exists at a particular location, and whether oil and/or gas and natural gas are recoverable from a reservoir. Recoverability is ultimately subject to the accuracy of data including, but not limited to, geological characteristics of the reservoir, structure, reservoir fluid properties, the size and boundaries of the drainage area, reservoir pressure, and the anticipated rate of pressure depletion. The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from production of oil and gas from adjacent or similar properties, but the probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves can differ from estimates.

     Reserve estimates also require numerous assumptions relating to operating conditions and economic factors, including the price at which recovered oil and gas can be sold, the costs of recovery, assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs, prevailing environmental conditions associated with drilling and production sites, availability of enhanced recovery techniques, ability to transport oil and gas to markets and governmental and other regulatory factors, such as taxes and environmental laws. A negative change in any one or more of these factors could result in quantities of oil and gas previously estimated as proved reserves becoming uneconomic. For example, a decline in the market price of oil or gas to an amount that is less than the cost of recovery of such oil or gas in a particular location could make production commercially impracticable. The risk that a decline in price could have that effect is magnified in the case of reserves requiring sophisticated or expensive production enhancement technology and equipment, such as some types of heavy oil. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also affect the present value of future net cash flows from estimated reserves.

ESSENTIAL EQUIPMENT MIGHT NOT BE AVAILABLE.

     Oil and gas exploitation and development activities depend upon the availability of drilling and related equipment in the particular areas where those activities will be conducted. Demand for that equipment or access restrictions may affect the availability of that equipment to us and delay our exploitation and development activities.

THE LOSS OF KEY EMPLOYEES WOULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS AND IMPLEMENT OUR BUSINESS PLAN.

     Our business operations are managed by two key employees, G. Leigh Lyons, our President, Chief Executive Officer, and Chief Financial Officer, and Omar Hayes, our Chief Operating Officer. The loss of the services of such employees could seriously impair our business operations. We do not have key man life insurance on any of our executives.

OUR BYLAWS CONTAIN PROVISIONS INDEMNIFYING OUR OFFICERS AND DIRECTORS AGAINST ALL COSTS, CHARGES AND EXPENSES INCURRED BY THEM.

     Our bylaws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.


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OUR BYLAWS DO NOT CONTAIN ANTI-TAKEOVER PROVISIONS, WHICH COULD RESULT IN A
CHANGE OF OUR MANAGEMENT AND DIRECTORS IF THERE IS A TAKE-OVER OF OUR COMPANY.

     We do not currently have a shareholder rights plan or any anti-takeover provisions in our bylaws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

                          RISKS RELATED TO OUR INDUSTRY

THE SUCCESSFUL IMPLEMENTATION OF OUR BUSINESS PLAN IS SUBJECT TO RISKS INHERENT IN THE OIL AND GAS BUSINESS.

     Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs will be charged against earnings as impairments.

THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE.

     The oil and gas industry is highly competitive. We compete with oil and gas companies and other individual producers and operators, many of which have longer operating histories and substantially greater financial and other resources than we do, as well as companies in other industries supplying energy, fuel and other needs to consumers. Many of these companies not only explore for and produce crude oil and gas, but also carry on refining operations and market petroleum and other products on a worldwide basis. Our larger competitors, by reason of their size and relative financial strength, can more easily access capital markets than we can and may enjoy a competitive advantage in the recruitment of qualified personnel. They may be able to absorb the burden of any changes in laws and regulation in the jurisdictions in which we do business and handle longer periods of reduced prices of gas and oil more easily than we can. Our competitors may be able to pay more for productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

OIL AND GAS OPERATIONS ARE SUBJECT TO COMPREHENSIVE REGULATION WHICH MAY CAUSE SUBSTANTIAL DELAYS OR REQUIRE CAPITAL OUTLAYS IN EXCESS OF THOSE ANTICIPATED CAUSING AN ADVERSE EFFECT ON OUR COMPANY.

     Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

ANY CHANGE TO GOVERNMENT REGULATION/ADMINISTRATIVE PRACTICES MAY HAVE A NEGATIVE IMPACT ON OUR ABILITY TO OPERATE AND OUR PROFITABILITY.

     The laws, regulations, policies or current administrative practices of any governmental body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business. The actions, policies or regulations, or changes thereto, of any governmental


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


body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

THE MARKETABILITY OF NATURAL RESOURCES WILL BE AFFECTED BY NUMEROUS FACTORS BEYOND OUR CONTROL WHICH MAY RESULT IN US NOT RECEIVING AN ADEQUATE RETURN ON INVESTED CAPITAL TO BE PROFITABLE OR VIABLE.

     The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

MARKET FLUCTUATIONS IN THE PRICES OF OIL AND GAS COULD ADVERSELY AFFECT OUR BUSINESS.

     Prices for oil and gas tend to fluctuate significantly in response to factors beyond our control. These factors include, but are not limited to, the continued war in the Middle East and actions of the Organization of Petroleum Exporting Countries and its maintenance of production constraints, the U.S. economic environment, weather conditions, the availability of alternate fuel sources, transportation interruption, the impact of drilling levels on crude oil and gas supply, and the environmental and access issues that could limit future drilling activities for the industry.

     Changes in commodity prices may significantly affect our capital resources, liquidity and expected operating results. Price changes directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities. Reductions in oil and gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment.

     Changes in commodity prices may also significantly affect our ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on the value of the properties. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation of projects. We expect that commodity prices will continue to fluctuate significantly in the future.

                           RISKS RELATED TO OUR STOCK

TRADING IN OUR COMMON SHARES ON THE OTC BULLETIN BOARD IS LIMITED AND SPORADIC MAKING IT DIFFICULT FOR OUR SHAREHOLDERS TO SELL THEIR SHARES OR LIQUIDATE THEIR INVESTMENTS.

     Our common shares are currently quoted on the OTC Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. Trading prices of our common shares may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance.

     In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.

INVESTORS' INTERESTS IN OUR COMPANY WILL BE DILUTED AND INVESTORS MAY SUFFER DILUTION IN THEIR NET BOOK VALUE PER SHARE IF WE ISSUE ADDITIONAL SHARES OR RAISE FUNDS THROUGH THE SALE OF EQUITY SECURITIES.

     In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors' interests in our company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

THE HOLDERS OF THE CONVERTIBLE DEBENTURES HAVE THE OPTION OF CONVERTING THE CONVERTIBLE DEBENTURES INTO SHARES OF OUR COMMON STOCK. THE HOLDERS OF THE CONVERTIBLE DEBENTURES MAY ALSO EXERCISE THEIR COMMON SHARE PURCHASE WARRANTS. IF THE CONVERTIBLE DEBENTURES ARE CONVERTED OR THE SHARE PURCHASE WARRANTS ARE EXERCISED, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

     The issuance of shares of our common stock upon conversion of the convertible debentures and upon exercise of the share purchase warrants will result in dilution to the interests of other holders of our common stock. The principal amount of the convertible debentures may be converted at the option of the holders into shares of our common stock at the lower of a fixed price of $1.0536 per share or 90% of the lowest daily volume weighted average trading price per share for the 15 trading days prior to conversion, subject to adjustment pursuant to the anti-dilution provisions as set forth in the convertible debentures. Each convertible debenture and each share purchase warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we offer, sell or otherwise dispose of or issue any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible debenture or the exercise price of the share purchase warrant, the conversion price of the convertible debentures or the exercise price of the warrants will be reduced, depending on the number of shares of common stock that we issue at that lower price, to a price which is less than the conversion price or the exercise price.

THE HOLDER OF THE CONVERTIBLE DEBENTURES HAS THE OPTION OF CONVERTING THE PRINCIPAL OUTSTANDING UNDER THE CONVERTIBLE DEBENTURES INTO SHARES OF OUR COMMON STOCK. IF THE HOLDER CONVERTS THE CONVERTIBLE DEBENTURES, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

     At the conclusion of our private placement with Cornell Capital Partners, we will have issued convertible debentures in the aggregate principal amount of $5,000,000 to Cornell Capital Partners. The conversion of the convertible debentures will result in dilution to the interests of other holders of our common stock since the holder may ultimately convert the full amount of the convertible debentures and sell all of these shares into the public market. The following table sets forth the number and percentage of shares of our common stock that would be issuable if the holder of the debentures converted at the base fixed conversion price of $1.0536 and reduced conversion prices of $0.90, $0.80, $0.70, $0.60 and $0.50.

    _______________________________________________________________________

                         Number of Shares Issuable
                         on Conversion of              Percentage of Issued
    Conversion Price     Convertible Debentures(1)     and Outstanding(2)
    _______________________________________________________________________

    $1.0536              4,745,634                     9.6%
    _______________________________________________________________________
    $0.90                5,555,556                     11.1%
    _______________________________________________________________________
    $0.80                6,250,000                     12.3%
    _______________________________________________________________________
    $0.70                7,142,857                     13.8%
    _______________________________________________________________________
    $0.60                8,333,333                     15.7%
    _______________________________________________________________________
    $0.50                10,000,000                    18.3%
    _______________________________________________________________________

(1) Represents the number of shares issuable if all principal amounts of all of the convertible debentures were converted at the corresponding conversion price.

(2) Represents the percentage of the total outstanding common stock that the shares issuable on conversion of the convertible debentures without regard to any contractual or other restriction on the number of securities the selling stockholder may own at any point in time. Based on 44,585,824 shares issued and outstanding on October 30, 2006.

BECAUSE OF THE EARLY STAGE OF DEVELOPMENT AND THE NATURE OF OUR BUSINESS, OUR SECURITIES ARE CONSIDERED HIGHLY SPECULATIVE.

     Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Our properties are in the exploration stage only and are without known reserves of oil and gas. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of oil and gas, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

A DECLINE IN THE PRICE OF OUR COMMON STOCK COULD AFFECT OUR ABILITY TO RAISE FURTHER WORKING CAPITAL AND ADVERSELY IMPACT OUR OPERATIONS.

     A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new projects and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

WE DO NOT EXPECT TO PAY DIVIDENDS.

     We have not paid dividends since inception on our common stock, and we do not contemplate paying dividends in the foreseeable future on our common stock in order to use all of our earnings, if any, to finance expansion of our business plans.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD, WE COULD BE INVESTIGATED BY THE SEC OR WE COULD INCUR LIABILITY TO OUR SHAREHOLDERS.

     Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. Failure to remain current in our reporting obligations might also subject us to SEC investigation or private rights of action by our shareholders.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OFF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

     The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

     In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

       YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE
                              INHERENTLY UNCERTAIN

     This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Plan of Operation," "Description of Business," and elsewhere in this prospectus contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "indicates," "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                 USE OF PROCEEDS

     All of the net proceeds from the sale of the shares offered pursuant to this prospectus will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders. A portion of the shares offered pursuant to this prospectus are issuable upon the exercise of warrants. If these warrants are fully exercised by payment of the exercise price in cash, we will receive gross proceeds of approximately $2,500,000 (based on warrants to purchase 3,333,333 shares of common stock at an exercise price of $0.75 per share), which will be used for general corporate purposes, including working capital. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised.

                           PRICE RANGE OF COMMON STOCK

     Our common stock, par value $.001, is currently quoted on the OTC Bulletin Board under the symbol "RENG"; however, active trading market in our common stock did not commence until February 2006. We completed a 4-for-1 forward stock split of our issued and outstanding shares of common stock on February 20, 2006. The following table sets forth the high and low bid prices for our common stock for the periods indicated. Such quotations are taken from information provided by Exshare and reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                                       Bid
                                                  ______________
                                                  High     Low
                                                  ____     _____
     Fiscal year ending December 31, 2006:
        First Quarter..........................   $1.25    $0.25
        Second Quarter.........................   $1.02    $0.61
        Third Quarter..........................   $1.14    $0.69

     As of October 30, 2006, there were 44,585,824 shares of our common stock outstanding owned by approximately 46 holders of record.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

                               ABOUT THE OFFERING

     On October 2, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the private placement of secured convertible debentures in the aggregate principal amount of $5 million. We closed on the first $2 million on October 4, 2006; an additional $1.5 million will be funded on the date a registration statement covering the resale of the shares underlying the securities is filed with the Securities and Exchange Commission (the "SEC"); and the final $1.5 million will be funded within three business days after the registration statement is declared effective by the SEC. The debentures accrue interest at a rate of 7.0% per annum, payable on the maturity date, and payable in cash or in shares of our common stock, at our option. The term of the debentures is three years, and the debentures will be convertible at a conversion price equal to the lesser of $1.0536 or 90% of the lowest daily volume weighted average price during the 15 trading days immediately preceding the conversion date, subject to a weighted average anti-dilution adjustment and other adjustments. As part of the transaction, we issued to the purchaser warrants to purchase an aggregate of 8,166,666 shares of our common stock, and we are obligated to issue to the purchaser an additional warrant to purchase 1,000,000 shares of our common stock when the final tranche is funded. The terms of the debentures and the warrants provide that no conversions of the debentures and no exercises of the warrants shall be effected to the extent that after giving effect to such conversion or exercise, as the case may be, the holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion or exercise, as the case may be.

     As part of the private placement, we are registering an aggregate of 13,333,333 shares of our common stock issuable upon exercise of the warrants and upon conversion of the debentures.

                              SELLING STOCKHOLDERS

     The table below lists the selling stockholders and the shares being registered for resale. The selling stockholders may sell all, some, or none of their shares of our common stock in this offering. After the offering is complete, assuming that the selling stockholders sell all of their shares of our common stock offered for resale, the selling stockholders will not own any shares of our common stock. The selling stockholders may not convert any of the secured convertible debentures and may not exercise any of their warrants. Other than as noted below, the selling stockholders have not had any material relationship with us within the past three years.


                                                      Percentage of
                                        Shares           Shares
                                     Beneficially     Beneficially      Shares to be   Percentage of Shares
                                     Owned Before    Owned Before the    Sold in the     Beneficially Owned
                                     the Offering     Offering(1)        Offering      Before the Offering
                                    _____________    ________________   ____________   ____________________

Cornell Capital Partners, L.P.....   2,341,682(2)        4.99%         13,333,333(3)           0%


                                    __________                         __________
Totals............................   2,341,682                         13,333,333
                                    ==========                         ==========

________________________________________

(1) Applicable percentage of ownership is based on 44,585,824 shares of common stock outstanding as of October 30, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of October 30, 2006, for the selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of October 30, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Includes 2,341,682 shares of common stock underlying convertible debentures and warrants held by Cornell Capital Partners that are convertible into shares of common stock within 60 days of October 30, 2006, such that the number of shares beneficially owned by Cornell Capital Partners, upon giving effect to the conversion under the convertible debentures and/or the exercise of the warrants, would not cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the total outstanding shares of Radial Energy. As of October 30, 2006, Cornell Capital Partners does not hold any shares of record. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. The principal business address of Cornell is 101 Hudson Street - Suite 3700, Jersey City, NJ 07303. Cornell Capital Partners is not a registered broker-dealer or an affiliate of a registered broker-dealer.

(3) Consists of shares of common stock underlying convertible debentures and warrants.


                              PLAN OF DISTRIBUTION

     Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter bulletin board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use anyone or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o  a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be ``underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling stockholders may be deemed to be ``underwriters'' within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We win make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                             DESCRIPTION OF BUSINESS


CORPORATE HISTORY

     Our company was incorporated in the State of Nevada on June 30, 2000, under the name of "All Printer Supplies.com." On April 17, 2003, we changed our name to "BV Pharmaceuticals, Inc." and became a provider of information and services in the areas of personal DNA collection, analysis, profiling, banking and DNA profile database maintenance. Effective as of April 3, 2006, through a statutory merger with our wholly owned subsidiary in which we were the surviving corporation, we changed our name to "Radial Energy Inc."

GENERAL

     We are a development stage company that has not generated revenues from our current operations in the oil and gas industry. There is no historical financial information about Radial Energy upon which to base an evaluation of our performance. We cannot guarantee we will be successful in our new core business or in any business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and in the exploration of oil and gas reserves.

     We have no assurance that future financing will be available on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue with our current business plan. If equity financing is available to us on acceptable terms, it could result in additional dilution to our existing stockholders.

BUSINESS

     In March 2006, we began a new business plan concentrating on the acquisition, exploration, development, and production of domestic and international oil and gas projects. Radial Energy's primary focus is on identifying previously drilled but subsequently abandoned wells that encountered and/or tested live oil or natural gas indicating the presence of marketable hydrocarbons, reservoir, and trap. As of the date of filing of this report, we have acquired working interests in projects in South America and in Texas and are continuing to explore other opportunities in North and Latin America.

     BLOCK 100, HUAYA ANTICLINE, PERU

     Pursuant to a Letter of Intent dated April 19, 2006, and a related Joint Operating Agreement effective as of May 11, 2006, we have acquired rights to a 20% working interest and 18% revenue interest in the Huaya Anticline Project, Block 100 oil prospect located in the Ucayali Basin, Peru. The project encompasses a structural closure of approximately 500 acres, with the potential for up to 41 well locations. We acquired the interest in the Block 100 project from Ziegler-Peru, Inc., an American company based in Texas, which sold the interest to us and will retain a 10 percent interest. The majority interest is owned by the concession-holder, Compania Consultora de Petroleo, S.A., a well-known consulting company based in Lima, Peru. While Compania Consultora is the operator of record for the concession, Ziegler-Peru will act as contract driller and operator for the block.

     As consideration for this interest, which is only for one well, we agreed to pay a total of $1,650,000, which funds also cover the acquisition of certain equipment to be used for drilling, testing, and evaluation of the first well. As of the date of the filing of this report, we have paid in full our total financial obligation for the first well.

     After drilling of the first well is complete, we will have the option to proceed with the project by funding the drilling, testing and evaluation of another two wells on the property for an additional $1,650,000, which funds are expected to cover the acquisition and installation of all production facilities required to bring the hydrocarbons produced to market. Thereafter, we will have the option to pay for our 20% working interest share of the development and operation of the project. In the event Radial Energy and the other participating parties decide that the project is not feasible, the equipment acquired will be sold and we will be entitled to 67% of the proceeds.

     A third-party geological assessment conducted by Gustavson Associates of Boulder, Colorado, a consultant contracted by Radial Energy, estimates that the Block 100 project, if successful, may have recoverable in place reserves between 15 and 29.5 million barrels of oil (MMBO). While management believes the prospect is a low-risk opportunity to discover and develop a field with production potential, there can be no assurance the prospect will achieve such potential. The first well is expected to be drilled during the fourth quarter of 2006, with production anticipated by year end.

     CHEROKEE COUNTY, TEXAS

     Pursuant to an Assignment Agreement dated June 27, 2006, we acquired all of the rights and obligations of Pin Petroleum Partners Ltd., a Canadian company, under three leasehold assignment agreements to properties located in Cherokee County, Texas (collectively, the "Cherokee Agreements") with Skyline Energy LLC, a company based in Texas. The prospects involve three separate exploratory oil and gas prospects, known as the Junction Prospect, the Northwest Jacksonville Prospect, and the Highway 79 Prospect. As consideration for the assignment, we agreed to pay Pin Petroleum Partners a total of $700,000 by November 17, 2006 along with a four percent overriding royalty interest from our share of net revenue interest. Prior to the assignment, Pin Petroleum Partners had provided to the operator of the prospects, MLC Operating, LP, $443,790 to cover the original estimates for the drilling and completion costs for the initial well on each of the three prospects. This pre-payment by Pin Petroleum Partners has been assigned to Radial Energy. The funds will cover our share of the estimated capital expenditures to drill the first test wells on each of the three prospects. If one or more of these initial wells results in a successful discovery, the operator may request additional funds to cover completion costs if the original funds do not cover the current costs of completion. For each of the three prospects, we hold a 30% working interest before payout of initial investment, and a 22.5% working interest after payout, with payout determined on a project basis.

     The Junction Prospect is located in northwestern Cherokee County, approximately five miles southwest of Jacksonville, Texas. This oil and natural gas prospect's leasehold covers approximately 500 acres. The Northwest Jacksonville Prospect leasehold covers approximately 350 acres located in northern Cherokee County. The Highway 79 Prospect is located in northwestern Cherokee County, one mile west of Jacksonville, Texas, and the prospect leases cover approximately 340 net acres. While calculations based on preliminary geological analysis, reservoir studies and interpretation estimate that the prospects have oil and natural gas production potential, there is no assurance that any such potential will be achieved. We have begun drilling and testing in the prospects. Our drilling and testing in the Highway 79 Prospect resulted in an unsuccessful test and we will not continue to explore in that prospect. We will continue to explore in the Junction Prospect and the Jacksonville Prospect.

     BOSQUE BLOCK, MIDDLE MAGDALENA VALLEY OF COLOMBIA

     Pursuant to a binding letter of intent dated August 23, 2006, Maxim Well Services Ltd. ("Maxim"), a company with its principal place of business in Bogota, Colombia, and we agreed to negotiate and enter into a joint operating agreement, the purpose of which is for Radial Energy to acquire a 20% working interest in the right to explore and develop oil reserves and production on the 9,000 hectare (22,239 acre) "Bosque Block" located in prolific Middle Magdalena Valley of Colombia.

     We will be required to contribute $2.2 million in cash in stages beginning on execution of the joint operating agreement. Three Hundred Fifty Thousand Dollars ($350,000) will be due upon signing the joint operating agreement and another $350,000 will be due sixty (60) days following the signing of the joint operating agreement. The remaining $1,500,000 will be due 15 days following any capital call made by Maxim at any time following the execution of the joint operating agreement.

     Until such time that we recoup $1,500,000 of our investment, we will receive a 33.33% participation in distributions. Following recoupment of $1.5 million of our investment, our interest will remain at 20 percent.

     The parties intend to enter into the joint operating agreement by November 22, 2006. If the parties fail to enter into the joint operating agreement by November 22, 2006, then Maxim will have no obligation to enter into the joint operating agreement or accept the investment from us on the terms expressed in the letter of intent. Further, if we fail to properly execute the joint operating agreement, we will be liable to Maxim for a termination fee of up to $200,000 as follows: (a) $50,000 if we terminate at any time on or before the date the Colombian government issues the appropriate authority to Maxim to begin operations at the site, (b) a total of $100,000 if we terminate following the date the Colombian government issues such authority, and (c) a total of $200,000 if we terminate more than thirty (30) days following the date the Colombian government issues such authority.

     ONGOING ACTIVITIES

     Additionally, management is currently investigating and in some cases is negotiations with various parties in both the U.S. and Colombia to acquire both producing and prospective assets, but as of the date of this report had not reached formal agreement on any of these opportunities.

PROPERTIES

     The agreements relating to the Block 100 prospect entitle us to a 20% working interest in oil and gas leases covering approximately 500 acres in the Huaya Anticline Project, Block 100 oil prospect located in the Ucayali Basin, Peru. The leases have a primary term of 30 years from and after March 2004.

     Pursuant to the Assignment Agreement and our resulting rights under the Cherokee Agreements, for each of the Junction Prospect, the Northwest Jacksonville Prospect, and the Highway 79 Prospect, we hold a 30% working interest before payout of initial investment, and a 22.5% working interest after payout. The leases have primary terms of three years and are renewable so long as drilling operations occur during the primary terms.

     Our principal office is located at 1313 East Maple Street, Suite 223, Bellingham, Washington 98225. The office is part of a new office complex that offers a full range of office services. We rent a single office on a month-to-month lease at a rate of approximately $800 per month in rent and incidentals.

                         MANAGEMENT'S PLAN OF OPERATION


PLAN OF OPERATION

     Our business plan is to identify, acquire, and develop low-risk oil and gas exploration and development opportunities throughout North America and Latin America, with a primary focus on identifying previously drilled but subsequently abandoned exploratory wells that encountered and/or tested live oil or natural gas. We are flexible in our approach and will pursue opportunities as they arise both in North America and in countries throughout Latin America that are friendly to foreign investments, where factors such as lower production taxes and positive government incentives provide for significant opportunities with low risk. We plan to become the operator of record in the majority of our future projects. To date, execution of our business plan has largely focused on acquiring prospective rights to oil and gas leases and properties. We intend to establish a going forward exploration and development plan.

     Since inception, we have funded our operations primarily from the private placement of common stock and warrants. Although we expect that, during the next 12 months, our operating capital needs will be met from our current economic resources and by additional private capital stock transactions, there can be no assurance that funds required will be available on terms acceptable to us or at all. Without additional financing, we expect that our current working capital will be able to fund our operations through September 2006. If we are unable to raise sufficient funds on terms acceptable to us, we may be unable to complete our business plan. If equity financing is available to us on acceptable terms, it could result in additional dilution to our stockholders.

     As of the date of this prospectus, we have yet to generate any revenues from operations of our new core business. From inception to June 30, 2006, we have accumulated losses of $1,591,001 and expect to incur further losses in the development of our business, all of which casts doubt about Radial Energy's ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due.

COMPETITION

     The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial, and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations, and necessary drilling equipment, as well as for access to funds. There are other competitors that have operations in South America and the Texas area and the presence of these competitors could adversely affect our ability to acquire additional leases and rights to properties.

GOVERNMENT AND ENVIRONMENTAL REGULATION

     Our oil and gas operations are subject to various United States federal, state, and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to the results of operations of our company. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

NUMBER OF EMPLOYEES

     From our inception through the period ended June 30, 2006, we have relied on the services of outside consultants for services and a limited number of full-time employees. As of the date of the filing of this prospectus, we have two full-time employees, our Chief Executive Officer and our Chief Operating Officer. We do not expect any material changes in the number of employees over the next 12 months. However, if we are successful in our initial and any subsequent drilling programs, we may retain additional employees. We have relied on, and will continue to rely on, outside consultants for services.

PRODUCT RESEARCH AND DEVELOPMENT

     We do not anticipate performing research and development for any products during the next twelve months.

ACQUISITION OR DISPOSITION OF PLANT AND EQUIPMENT

     We do not anticipate the sale of any significant property, plant or equipment during the next twelve months. We do not anticipate the acquisition of any significant property, plant or equipment during the next 12 months, other than computer equipment and peripherals used in our day-to-day operations. We believe we have sufficient resources available to meet these acquisition needs.


OFF BALANCE SHEET ARRANGEMENTS

     We do not maintain off-balance sheet arrangements nor do we participate in non-exchange traded contracts requiring fair value accounting treatment.

                                LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings. From time to time, we may receive claims of and become subject to commercial litigation related to the conduct of our business. Such litigation could be costly and time consuming and could divert our management and key personnel from our business operations. The uncertainty of litigation increases these risks. In connection with such litigation, we may be subject to significant damages or equitable remedies relating to the operation of our business. Any such litigation may materially harm our business, results of operations and financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors as of October 30, 2006:

                                                              Date first elected
Name             Age                   Position                  or appointed
____             ___                   ________               __________________

G. Leigh Lyons    48    President, Chief Executive Officer,    February 10, 2006
                        Chief Financial Officer, Secretary,
                        and Director
Omar Hayes        41    Chief Operating Officer and Director   June 1, 2006

Our directors are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed.

BUSINESS EXPERIENCE

     The following is a brief account of the education and business experience during at least the past five years of each director and executive officer, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

G. LEIGH LYONS, PRESIDENT, CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, SECRETARY, AND DIRECTOR

     Mr. Lyons has over 22 years experience in the domestic and international oil and gas sector, specializing in general management, corporate governance, strategic planning, acquisitions and project management. He recently founded Sound Energy Advisors LLC, a consulting company dedicated to providing corporate management and governance services to start-up and emerging energy companies. Mr. Lyons is a director of Benem Ventures Inc. (BNM.H: NEX Exchange), a position he has held since December 2005. From August 2005 to May 2006, Mr. Lyons was the Chief Executive Officer and a director of Digital Ecosytems Corp. (OTC BB:
DGEO). From 2000 to 2005, Mr. Lyons was Chief Operating Officer and Project Director for Gas TransBoliviano S.A., a Shell/Enron controlled gas transmission company headquartered in Bolivia. Other positions held by Mr. Lyons include, President and Director of Can West Exploration Inc., a junior exploration company operating in Colombia, Vice President of Exploration and Production for Compania General de Combustibles S.A. in Buenos Aires, Argentina, and Vice President of Corporate Development for Global Natural Resources Inc. in Houston, Texas. Mr. Lyons received his Bachelor of Arts in Earth Science from the University of California, Santa Cruz in 1984 and is an Alumnus of the Harvard Business School having completed the Advanced Management Program in 2004.

OMAR HAYES, CHIEF OPERATING OFFICER

     Prior to joining Radial Energy, Mr. Hayes had a distinguished, nine-year career with Transredes S.A (TRSA) and Gas TransBoliviano S.A. (GTB), both Shell/Enron joint ventures located in Santa Cruz, Bolivia, and companies that together transport and export through their systems the majority of the oil and gas produced in Bolivia. From May 2005 to May 2006, Mr. Hayes was Vice President of Operations for GTB. Prior to that assignment, Mr. Hayes was the Gas Systems Manager for TRSA in charge of all operations on the company's gas transmission and distribution system from June 2003 to May 2005; Project Manager for the $125 million dollar GTB system gas compression expansion project; and from May 2001 to September 2002 was Manager of Gas System Expansion. Prior to 2001, Mr. Hayes held various project engineering and management positions. Mr. Hayes received his Master of Science in Mechanical Engineering as part of a Fulbright Scholarship to Michigan State University in 1997. He also received a Master in Business Administration at the Universidad Catolica Boliviana in 2000, and a BS in Mechanical Engineering from the Universidad Mayor Real y Pontificia de San Francisco Xavier de Chuquisaca in 1989. He has attended many executive level programs at several universities including the Oxford Princeton Programme (UK), Harvard Business School and Stanford University.

FAMILY RELATIONSHIPS

     There are no family relationships between any of our directors or executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

     1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

     2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

     3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and each of our other most highly compensated executive officers who earned more than $100,000 for the fiscal years ended December 31, 2005, 2004 and 2003.


                                                 SUMMARY EXECUTIVE COMPENSATION TABLE

                                                                                           LONG TERM
                                                ANNUAL COMPENSATION                   COMPENSATION AWARDS
                                   ----------------------------------------------- --------------------------
                                                                                                  SECURITIES
                                                                    OTHER ANNUAL     RESTRICTED    UNDERLYING
NAME & PRINCIPAL POSITION            YEAR    SALARY      BONUS      COMPENSATION    STOCK AWARDS  OPTIONS/SARS
-------------------------          -------------------  ---------  --------------- -----------------------------

G. Leigh Lyons(1)...............     2006    $180,000      --         $14,400            --             --
   President, Chief Executive
     Officer, Chief Financial
     Officer, Secretary &
     Director
Omar Hayes(2)...................     2006    $132,000      --         $14,400        $1,125,000         --
   Chief Operating Officer &
     Director

Art Bandenieks(1)(3)............     2005          --      --              --            --             --
   Former President, Chief           2004          --      --              --            --             --
     Executive Officer,
     Secretary & Director
                                     2003          --      --              --            --             --
Lee Southern(2)(3)..............     2005          --      --              --            --             --
   Former Treasurer, Chief           2004          --      --              --            --             --
     Financial Officer &
     Director
                                     2003          --      --              --            --             --

________________________________

(1) On February 10, 2006, Bandenieks resigned as a director, and as our President, Chief Executive Officer, and Secretary, and G. Leigh Lyons was appointed as director, and as our President, Chief Executive Officer, and Secretary, to replace the vacancies created by Mr. Bandenieks's resignation. In connection with his appointment, Mr. Lyons acquired 2,672,000 shares of our common stock from Mr. Bandenieks for which he paid $65. Mr. Lyons' employment agreement, which initial term commenced in April 2006, provides for an annual base salary of $180,000 per year, plus reimbursement of all company-related expenses incurred. In addition, Mr. Lyons is also eligible for a bonus and a stock grant, to be granted at the discretion of the Board of Directors, plus health benefits of approximately $800 per month and an auto allowance of $400 per month. Since Mr. Lyons joined our company after the completion of our last fiscal year, we are providing summary compensation information based on the terms of his employment agreement for the entire fiscal year 2006 so as to provide information regarding our Chief Executive Officer as of the date of this prospectus.


                                       19




(2) On April 17, 2006, Lee Southern resigned as a director, and as our Treasurer and Chief Financial Officer, and Mr. Lyons was appointed as our Treasurer and Chief Financial Officer. On June 1, 2006, Omar Hayes was appointed to serve as our Chief Operating Officer. At the same time, Mr. Hayes was also appointed as a director, filling the vacancy created by Mr. Southern's resignation. Mr. Hayes' employment agreement, which initial term commenced in June 2006, provides for an annual base salary of $132,000, plus reimbursement of all company-related expenses incurred. In addition, Mr. Hayes is also eligible for a bonus and a stock grant, to be granted at the discretion of the Board of Directors, plus health benefits of approximately $800 per month and an auto allowance of $400 per month. Since Mr. Hayes joined our company after the completion of our last fiscal year, we are providing summary compensation information based on the terms of his employment agreement for the entire fiscal year 2006 so as to provide information regarding our Chief Operating Officer as of the date of this prospectus.

(3) At the end of our last completed fiscal year, our Chief Executive Officer was Art Bandenieks, who was also our then President, Secretary, and a director, and our Chief Financial Officer was Lee Southern, who was also our then Treasurer and a director. We did not pay any executive compensation since our inception for their services.

LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

     We do not have any long-term incentive plans.

EMPLOYMENT AGREEMENTS

     We have employment agreements with our executives. In addition to salary and benefit provisions, the agreements include defined commitments in the event that the executives terminate the employment with or without cause.

     We entered into an employment agreement with G. Leigh Lyons in connection with Mr. Lyons' appointment as our Chief Executive Officer. The employment agreement has an initial term of three years, commencing on April 1, 2006, and will be extended for additional one-year terms unless either party elects to terminate the agreement at the end of the initial term or any additional terms before the expiration thereof. Pursuant to the terms of the agreement, we agreed to pay Mr. Lyons an annual base salary of $180,000, plus reimbursement of all company-related expenses incurred. Mr. Lyons also is eligible for a bonus and a stock grant, to be granted at the discretion of the Board of Directors, and is entitled to health benefits of approximately $800 per month and an auto allowance of $400 per month. We may terminate the agreement for "cause," as such term is defined in the agreement, upon 30 days' prior written notice, and Mr. Lyons may terminate the employment agreement for "good reason," as such term defined in the agreement, upon 30 days' prior written notice. If the agreement is terminated by Mr. Lyons for "good reason" or if we terminate the agreement for "cause," then we will be obligated pay Mr. Lyons a lump sum amount equal to 250% of Mr. Lyon's annual salary.

     We entered into an employment agreement with Omar Hayes in connection with Mr. Hayes' appointment as our Chief Operating Officer. The employment agreement has an initial term of three years, commencing on June 1, 2006, and will be extended for additional one-year terms unless either party elects to terminate the agreement at the end of the initial term or any additional terms before the expiration thereof. Pursuant to the terms of the agreement, we agreed to pay Mr. Hayes an annual base salary of $132,000, plus reimbursement of all company-related expenses incurred. Mr. Hayes also is eligible for a bonus and a stock grant, to be granted at the discretion of the Board of Directors, and is entitled to health benefits of approximately $800 per month and an auto allowance of $400 per month. We may terminate the agreement for "cause," as such term is defined in the agreement, upon 30 days' prior written notice, and Mr. Hayes may terminate the employment agreement for "good reason," as such term defined in the agreement, upon 30 days' prior written notice. If the agreement is terminated by Mr. Hayes for "good reason" or if we terminate the agreement for "cause," then we will be obligated pay Mr. Hayes a lump sum amount equal to 250% of Mr. Hayes' annual salary.

COMPENSATION OF DIRECTORS

     Our directors were not compensated for their service during fiscal year 2005, and we do not currently compensate our directors in cash for their service as members of our board of directors. We do reimburse our directors for reasonable expenses in connection with attendance at board meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     We do not have standing audit, nominating or compensation committees of the Board of Directors, or committees performing similar functions, and therefore our entire Board of Directors performs such functions. We are not currently listed on any national exchange and are not required to maintain such committees by any self-regulatory agency. We do not believe it is necessary for our Board of Directors to appoint such committees because the volume of matters that come before our Board of Directors for consideration permits each director to give sufficient time and attention to such matters to be involved in all decision making. All directors participate in the consideration of director nominees. We do not have a policy with regard to attendance at board meetings.

     We do not have a policy with regard to consideration of nominations of directors. We accept nominations for directors from our security holders. There is no minimum qualification for a nominee to be considered by our directors. All of our directors will consider any nomination and will consider such nomination in accordance with his or her fiduciary responsibility to the company and its shareholders.

     Security holders may send communications to our Board of Directors by writing to Radial Energy Inc., 1313 East Maple St., Suite 223, Bellingham, Washington 98225, attention Board of Directors or any specified director. Any correspondence received at the foregoing address to the attention of one or more directors is promptly forwarded to such director or directors.

                           RELATED PARTY TRANSACTIONS

     Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

                                 INDEMNIFICATION

     Our bylaws provide indemnification by the company of any individual made a party to proceeding because he is or was an officer, director, employee or agent of the company against liability incurred in the proceeding, to the fullest extent permissible under the laws of Nevada. The bylaws provide that the company advance the expenses of officers and directors incurred in defending any such proceeding, provided that the company received an undertaking from such person to repay the expenses advanced if it is ultimately determined that he is not entitled to be indemnified.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERS / MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock held as of October 30, 2006, by:

     o    each of the named executive officers;

     o    each director;

     o    all of our current directors and executive officers as a group; and

     o each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

     For purposes of this table, a person is deemed to be the "beneficial owner" of the number of shares of common stock that such person has the right to acquire within 60 days of October 30, 2006, through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

     Percentage ownership is based on an aggregate of 44,585,824 shares of our common stock outstanding on October 30, 2006. The table is based upon information provided by officers, directors and principal stockholders in documents filed with the Commission. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Unless otherwise indicated, the address for each person is c/o c/o Radial Energy Inc., 1313 East Maple St., Bellingham, Washington 98225.

Name of Beneficial Owner                   Number of Shares     Percent of Class
________________________________           ________________     ________________
DIRECTORS AND EXECUTIVE OFFICERS:
G. Leigh Lyons                                   2,672,000              5.99%
Omar Hayes                                       1,500,000              3.36%
Art Bandenieks(1)                                        0                 *
Lee Southern(1)                                          0                 *
All directors and officers as a group            4,172,000              9.36%
(2 persons)(1)

_________________
*    Less than 1%

(1) As discussed above, Mr. Bandenieks resigned as director and from his executive office positions effective on February 10, 2006, and Mr. Southern resigned as a director and from his executive office positions effective on April 17, 2006. Since they are not executive officers and directors of Radial Energy as of October 30, 2006, for purposes of the beneficial ownership table above, they are not included in all directors and executive officers as a group but are listed to show their ownership of the company individually. Mr. Bandenieks's address is 2876 - 252 Street, Aldergrove, British Columbia, Canada, V4W 2R2. Mr. Southern's address is 2020 Bellevue Ave., West Vancouver, British Columbia, Canada, V7V 1B8.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value. Our common stock is the only class of voting securities issued and outstanding. Each share of common stock is entitled to one vote. As of October 30, 2006 (after adjustment for the 4-for-1 forward stock split and the return to our treasury for cancellation of 29,000,000 shares of our common stock), there were 44,585,824 shares of our common stock issued and outstanding.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered in this Prospectus will be passed upon by Greenberg Traurig, LLP, Costa Mesa, California.

                                     EXPERTS

     Amisano Hanson, an independent registered public accounting firm, has audited our financial statements for the years ended December 31, 2005 and 2004, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to certain informational requirements of the Exchange Act. As a result, we file annual, quarterly and current reports, and other information with the SEC. We are not required to deliver an annual report to our stockholders but voluntarily send to our stockholders our annual report on Form 10-KSB in connection with our annual meeting, which includes audited financial statements. Here are ways you can reach and obtain copies of this information:

             WHAT IS AVAILABLE                          WHERE TO GET IT

        Paper copies of information               SEC's Public Reference Room
                                                       100 F Street, N.E.
                                                     Washington, D.C. 20549
    On-line information, free of charge           SEC's Internet website at
        Information about the SEC's               http://www.sec.gov
           Public Reference Rooms                 Call the SEC at 1-800-SEC-0330

     This prospectus is part of a Registration Statement on Form SB-2 we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You can get a copy of the registration statement from the sources listed above.

                               RADIAL ENERGY INC.
                         INDEX TO FINANCIAL INFORMATION


                                                                        Page No.
                                                                        ________

Report of Independent Registered Certified Public Accountants....            F-2
Balance Sheets as of December 31, 2005 and 2004..................            F-3
Statements of Operations for the Years Ended December 31, 2005 and
   2004 and for the period from June 30, 2000 (date of inception) to
   December 31, 2005.............................................            F-4
Statements of Cash Flows for the Years Ended December 31, 2005 and
   2004 and for the period from June 30, 2000 (date of inception) to
   December 31, 2005.............................................            F-5
Statements of Stockholders' Equity (Deficiency) for the period from
   June 30, 2000 (date of inception) to December 31, 2005........            F-6
Notes to Financial Statements....................................            F-7
Balance Sheets as of June 30, 2006, and December 31, 2005........           F-12
Interim Statement of Operations for the three months and six months ended June 30, 2006 and 2005 and for the period from June 30, 2000
   (date of inception) to June 30, 2006..........................           F-13
Interim Statement of Cash Flows for the six months ended June 30, 2006 and 2005 and for the period from June 30, 2000 (date of inception)
   to June 30, 2006 .............................................           F-14
Interim Statement of Stockholders' Equity (Deficiency) for the period
   June 30, 2000 (Date of Inception) to June 30, 2006 ...........           F-15
Notes to Financial Statements....................................           F-17

A PARTNERSHIP OF INCORPORATED PROFESSIONALS                    AMISANO HANSON
                                                           CHARTERED ACCOUNTANTS



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Stockholders,
BV Pharmaceutical, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of BV Pharmaceutical, Inc. (A Development Stage Company) as of December 31, 2005 and 2004 and the related statements of operations, cash flows and stockholders' equity (deficiency) for each of the years then ended and for the period June 30, 2000 (Date of Inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of BV Pharmaceutical, Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years then ended and for the period June 30, 2000 (Date of Inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. Management plans in regard to their planned financing and other matters are also described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Vancouver, Canada                                            "Amisano Hanson"
February 28, 2006                                       Chartered Accountants



750 WEST PENDER STREET, SUITE 604                     TELEPHONE:  604-689-0188
VANCOUVER CANADA                                      FACSIMILE:  604-689-9773
V6C 2T7                                               E-MAIL:  amishan@telus.net


                             BV PHARMACEUTICAL, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                           December 31, 2005 and 2004
                             (STATED IN US DOLLARS)


                                                     ASSETS                                  2005              2004
                                                     ------                                  ----              ----

Current
   Cash                                                                                $          1,211  $         24,964
   Accounts receivable                                                                            1,000             2,000
                                                                                       ----------------  ----------------

                                                                                       $          2,211  $         26,694
                                                                                       ================  ================

                                                       LIABILITIES

Current
   Accounts payable and accrued liabilities                                            $          8,435  $         8,517
   Unearned revenue                                                                               7,500                -
   Current portion of convertible debentures - Note 3                                                 -           50,000
                                                                                       ----------------  ---------------

                                                                                                 15,935           58,517
Convertible debentures - Note 3                                                                       -            4,792
                                                                                       ----------------  ---------------

                                                                                                 15,935           63,309
                                                                                       ----------------  ---------------

                                                 STOCKHOLDERS' DEFICIENCY

Capital stock - Notes 3, 4 and 7 Authorized:
      75,000,000 common stock, $0.001 par value
   Issued:
      151,065,824 common shares (2004:149,920,400)                                              151,066           149,920
Additional paid-in capital                                                                        6,180           (49,945)
Deficit accumulated during the development stage                                               (170,970)         (136,320)
                                                                                       ----------------  ----------------

                                                                                                (13,724)          (36,345)
                                                                                       ----------------  ----------------

                                                                                       $          2,211  $         26,964
                                                                                       ================  ================


Nature and Continuance of Operations - Note 1
Subsequent Events - Notes 4 and 7



                             SEE ACCOMPANYING NOTES



                             BV PHARMACEUTICAL, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
                        for the years ended December 31,
               2005 and 2004 and for the period from June 30, 2000
                    (Date of Inception) to December 31, 2005
                             (STATED IN US DOLLARS)


                                                                                                                 June 30, 2000
                                                                                                                   (Date of
                                                                                      Years ended                Inception) to
                                                                                     December 31,                December 31,
                                                                                2005              2004               2005
                                                                                ----              ----               ----

Revenue
   License fees                                                           $              -  $        14,000    $        24,000
   Other income                                                                        480            1,258              1,738
                                                                          ----------------  ---------------    ---------------

                                                                                       480           15,258             25,738
                                                                          ----------------  ---------------    ---------------

Administrative expenses
   Advertising and promotion                                                             -                -              1,001
   Bad debt                                                                          1,000                -              1,000
   Consulting fees                                                                     425            9,400             48,497
   Filing fees                                                                       7,704            4,426             12,455
   Interest and bank charges                                                         2,609            5,005              7,614
   Investor relations                                                                    -                -              9,996
   Marketing research and development                                                    -           10,000             10,000
   Office and miscellaneous                                                          5,727            5,044             12,873
   Professional fees                                                                17,392           16,786             40,638
   Rent                                                                                  -                -                505
   Intellectual property acquisition costs                                               -                -             50,000
   Website maintenance                                                                 273            1,050              2,129
                                                                          ----------------  ---------------    ---------------

                                                                                    35,130           51,711            196,708
                                                                          ----------------  ---------------    ---------------

Net loss for the period                                                   $        (34,650) $       (36,453)   $      (170,970)
                                                                          ================  ===============    ===============

Basic loss per share                                                      $          (0.00) $          (0.00)
                                                                          ================  ================

Weighted average number of
 shares outstanding - Notes 2 and 4                                            150,353,464      149,920,400
                                                                          ================  ===============




                             SEE ACCOMPANYING NOTES



                             BV PHARMACEUTICAL, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                        for the years ended December 31,
               2005 and 2004 and for the period from June 30, 2000
                    (Date of Inception) to December 31, 2005
                             (STATED IN US DOLLARS)


                                                                                                         June 30, 2000
                                                                                                           (Date of
                                                                              Years ended                Inception) to
                                                                              December 31,               December 31,
                                                                        2005              2004               2005
                                                                        ----              ----               ----

Cash Flows used in Operating Activities
   Net loss for the period                                         $      (34,650)  $       (36,453)   $      (170,970)
   Changes in non-cash working capital balances
    balances related to operations:
      Accounts receivable                                                   1,000            (2,000)            (1,000)
      Accounts payable and accrued liabilities                                (82)            4,917              8,435
      Unearned revenue                                                      7,500                 -              7,500
                                                                   --------------   ---------------    ---------------

                                                                          (26,232)          (33,536)          (156,035)
                                                                    -------------   ---------------    ---------------

Cash flows from Financing Activities
   Capital stock issued                                                         -                 -             99,975
   Convertible debentures                                                   2,479            54,792             57,271
                                                                   --------------   ---------------    ---------------

                                                                            2,479            54,792            157,246
                                                                   --------------   ---------------    ---------------

Increase (decrease) in cash during the period                             (23,753)           21,256              1,211

Cash, beginning of the period                                              24,964             3,708                  -
                                                                   --------------   ---------------    ---------------

Cash, end of the period                                            $        1,211   $        24,964    $         1,211
                                                                   ==============   ===============    ===============

Non-cash Transaction - Note 8


                             SEE ACCOMPANYING NOTES





                             BV PHARMACEUTICAL, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                 (DEFICIENCY) for the period June 30, 2000 (Date
                       of Inception) to December 31, 2005
                             (STATED IN US DOLLARS)


                                                                                                         Deficit
                                                                                                       Accumulated
                                                                                      Additional       During the
                                                             Common Stock               Paid-in        Development
                                                       * SHARES      ** PAR VALUE       CAPITAL           STAGE          TOTAL
                                                         ------         ---------       -------           -----          -----

Capital stock subscribed pursuant to an
 offering memorandum for cash
                                    - at $0.0000002     122,172,000 $      122,172  $     (121,968) $            -   $        204
                                                     -------------- --------------  --------------  --------------   ------------

Balance, December 31, 2000                             122,172,000         122,172        (121,968)              -            204

Capital stock issued pursuant to a private
 placement                             - at $0.0025     27,108,400          27,108          40,663               -         67,771
                                      - at $0.05           160,000             160           7,840               -          8,000
Net loss for the year                                             -              -               -         (69,885)       (69,885)
                                                     -------------- --------------  --------------   -------------   ------------

Balance, December 31, 2001                              149,440,400        149,440         (73,465)        (69,885)         6,090
Capital stock issued pursuant to a private
 placement                            - at $0.05            480,000            480          23,520               -         24,000
Net loss for the year                                             -              -               -         (30,090)       (30,090)
                                                     -------------- --------------  --------------   -------------   ------------

Balance, December 31, 2002                              144,920,400        149,920         (49,945)        (99,975)             -
Net income for the year                                           -              -               -             108            108
                                                     -------------- --------------  --------------  --------------   ------------

Balance, December 31, 2003                              149,920,400        149,920         (49,945)        (99,867)           108
Net loss for the period                                           -              -               -         (36,453)       (36,453)
                                                     -------------- --------------  --------------   -------------   ------------

Balance, December 31, 2004                              149,920,400        149,920         (49,945)       (136,320)       (36,345)
Capital stock issued pursuant to conversion of
 convertible debentures               - at $0.05          1,145,424          1,146          56,125               -         57,271
Net loss for the period                                           -              -               -         (34,650)       (34,650)
                                                     -------------- --------------  --------------   -------------   ------------

Balance, December 31, 2005                              151,065,824 $      151,066  $        6,180  $     (170,970)  $    (13,724)
                                                     ============== ==============  ==============  ==============   ============


* The common stock issued has been retroactively restated to reflect a forward stock split of 1,500 new shares for one old share, effective on January 5, 2001, and a forward split of 4 new shares for one old share, effective February 20, 2006 (Note 4).

** The par value of common stock has been retroactively restated to reflect a change from no par value to a par value of $0.001


                             SEE ACCOMPANYING NOTES

                             BV PHARMACEUTICAL, INC.
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                             (Stated in US Dollars)


Note 1        NATURE AND CONTINUANCE OF OPERATIONS

              The Company was incorporated as All Printer Supplies.com in the State of Nevada, U.S.A. on June 30, 2000. On April 17, 2003, the Company changed it name to BV Pharmaceutical, Inc.

              BV Pharmaceutical, Inc. is a DNA Profile Bank whose core business is to provide interested parties services, information and resources dealing with the collection, analysis, protection and banking of one's personal and unique DNA profile. The company's business has not yet developed significant revenue and consequently is considered to be a development stage company (Note
              2).

              The Company intends to license the process for collection of DNA samples to marketing agents on a geographical basis in order to build revenue streams.

              These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2005, the Company had not yet achieved profitable operations, has accumulated losses of $170,970 since its inception, has a working capital deficiency of $13,724 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

              The Company plans to obtain additional financing by the sale of its common stock through a private placement (Note 7). The Company's services require further development and there can be no assurance that it will be successful in selling its services. During the subsequent year, the cost of developing services for sale is likely to exceed their sale proceeds.

Note 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may vary from these estimates.

Note 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (cont'd)
              ------------------------------------------

              The financial  statements  have,  in  management's  opinion,  been
              properly   prepared   within  the  framework  of  the  significant
              accounting policies summarized below:

              DEVELOPMENT STAGE

              The Company is currently a development stage company as defined under Statement of Financial Accounting Standards ("SFAS") No. 7. As required for development stage enterprises, the statements of operations and cash flows include a total of all expenditures from inception, June 30, 2000 to December 31, 2005.

              INTANGIBLES

              The Company follows SFAS No 142, "Goodwill and Other Intangible Assets". SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit's goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives.

              FINANCIAL INSTRUMENTS

              The carrying value of the Company's financial instruments, consisting of cash, accounts receivable and accounts payable and accrued liabilities approximates their fair value due to their short-term maturity. The carrying value of convertible debentures also approximates their fair value. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

              INCOME TAXES

              The Company follows SFAS No. 109, "Accounting for Income Taxes" which requires the use of the asset and liability method for accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Note 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (cont'd)
              ------------------------------------------

              BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

              The Company reports basic earnings (loss) per share in accordance with the SFAS No. 128, "Earnings Per Share". Basic earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share includes the potentially dilutive effect of outstanding common stock options which are convertible into common shares. The weighted average number of shares outstanding during the periods has been retroactively restated to reflect a forward stock split of 1,500 new shares for one old share, effective on January 5, 2001, and a forward split of 4 new shares for one old share, effective February 20, 2006 (Note 4).

              FOREIGN CURRENCY TRANSLATION

              Monetary items denominated in a foreign currency are translated into US dollars, the reporting currency, at exchange rates prevailing at the balance sheet date and non-monetary items are translated at exchange rates prevailing when the assets were acquired or obligations incurred. Foreign currency denominated revenue and expense items are translated at exchange rates prevailing at the transaction date. Gains or losses arising from the translations are included in operations.

              REVENUE RECOGNITION POLICY

              The Company receives revenues consisting of DNA test kit sales and license fees. The Company recognizes revenues when persuasive evidence of an arrangement exists, the product is delivered or the services are rendered and collection is reasonably assured.

              WEBSITE MAINTENANCE

              Website maintenance costs are expensed as incurred.

              NEW ACCOUNTING STANDARDS

              Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Note 3        CONVERTIBLE DEBENTURES

              On January 15, 2004 the Company issued two convertible debentures in the principal amount of $25,000 each, bearing interest at 10% per annum and secured by the general credit of the Company. These debentures were convertible into common shares of the Company on the basis of $0.20 per common share for each $1 of principal and interest accrued thereon, at the option of the debenture holder, up to January 15, 2006. During the year ended December 31, 2005, all of the outstanding principal and interest were converted into common shares of the Company at the prescribed price.

                                                      2005             2004
                                                      ----             ----
                                                  $           -  $      54,792

            Less: current portion                             -        (50,000)
                                                  -------------  -------------

                                                  $           -  $       4,792
                                                  =============  =============

Note 4        CAPITAL STOCK - Notes 3 and 7
              -------------

              Effective on January 5, 2001, the Company forward split its issued common stock on the basis of 1,500 new for one old.

              On May 25, 2004, the Company amended its authorized capital stock to 75,000,000 common shares with a par value of $0.001 per share. The number of authorized shares and the par value per share as referred to in these financial statements has been restated wherever applicable to give retroactive effect to this amendment.

              On February 10, 2006, the Company repurchased a total of 29,000,000 pre-forward split (116,000,000 post-forward split) common shares from the President of the Company by the issuance of a promissory note for $29,000. The promissory note bears interest at 8% per annum and is due August 10, 2006.

              Effective on February 20, 2006, the Company forward split its issued common stock on the basis of four new for one old. The number of shares referred to in these financial statements has been restated wherever applicable to give retroactive effect on the forward stock splits. There was no effect on the Company's authorized share capital.

              The retroactive restatement of the issued common shares is required by the Securities and Exchange Commission's Staff Accounting Bulletin, Topic 4c. In actuality, the forward stock split, of four for one is effective after the Company's repurchase of 29,000,000 pre-forward split (116,000,000 post-forward split common shares). Consequently, the number of shares actually issued immediately prior to the split was 8,766,456 pre-forward split common shares (35,065,824 post-forward split common shares). The actual number of common shares, both pre-forward split and post-forward split, are less than the number of common shares authorized of 75,000,000.

Note 5        FUTURE INCOME TAXES

              Future income tax assets and liabilities are recognized for temporary differences between the carrying amount of the balance sheet items and their corresponding tax values as well as for the benefit of losses available to be carried forward to future years for tax purposes that are more likely-than-not to be realized.

              Significant components of the Company's future tax assets and liabilities, after applying enacted corporate income tax rates, are as follows:

                                                         2005          2004
                                                         ----          ----

              Future income tax assets
               Net tax losses carried forward      $    49,928    $      36,415
              Less: valuation allowance                (49,928)         (36,415)
                                                   -----------    -------------
                                                   $         -    $           -
                                                   ===========    =============

              The Company recorded a valuation allowance against its future income tax assets based on the extent to which it is more likely than not that sufficient taxable income will be realized during the carryforward periods to utilize all the future income tax assets.

Note 6        INCOME TAXES

              No provision for income taxes has been provided in these financial statements due to the net loss. At December 31, 2005 the Company has net operating loss carryforwards, which expire commencing in 2022, totalling approximately $170,970, the benefit of which has not been recorded in the financial statements.

Note 7        SUBSEQUENT EVENTS - Note 4
              -----------------

              On February 13, 2006, the Company approved a private placement offering of up to 8,000,000 units at $0.25 per unit for proceeds of $2,000,000. Each unit will consist of one post-forward split common share and one stock purchase warrant exercisable into one post-forward split common share at $0.30 per share for two years.

Note 8        NON-CASH TRANSACTION

              Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows. During the year ended December 31, 2005, the Company issued 1,145,424 common shares at $0.05 per share pursuant to the conversion of the convertible debenture of $57,271.


                               RADIAL ENERGY INC.
                       (FORMERLY BV PHARMACEUTICALS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                             INTERIM BALANCE SHEETS
                       JUNE 30, 2006 AND DECEMBER 31, 2005
                             (STATED IN US DOLLARS)
                                   (UNAUDITED)

                                                     ASSETS                             June 30         December 31
                                                     ------                               2006              2005
                                                                                          ----              ----

Current
   Cash                                                                             $        55,259   $         1,211
   Prepaid expenses                                                                          39,535                 -
   Current assets of discontinued operations - Note 11                                            -             1,000
                                                                                    ---------------   ---------------

                                                                                             94,794             2,211
Equipment - Note 4                                                                            1,015                 -
Oil and gas properties - Note 5                                                           2,144,814                 -
                                                                                    ---------------   ---------------

                                                                                    $     2,240,623   $         2,211
                                                                                    ===============   ===============

LIABILITIES

Current
   Accounts payable and accrued liabilities - Note 5                                $       773,778   $         8,435
   Due to related parties - Notes 7 and 8                                                 1,219,600                 -
   Current liabilities of discontinued operations - Note 11                                       -             7,500
                                                                                    ---------------   ---------------

                                                                                          1,993,378            15,935
                                                                                    ---------------   ---------------

                        STOCKHOLDERS' EQUITY (DEFICIENCY)

Capital stock - Note 6
   Authorized:
           75,000,000  common stock, $0.001 par value
   Issued:
           35,065,824  common stock (December 31, 2005: 151,065,824)                         35,066           151,066
Additional paid-in capital                                                                   93,180             6,180
Share subscribed - Note 6                                                                 1,710,000                 -
Deficit accumulated during the development stage                                         (1,591,001)         (170,970)
                                                                                    ---------------   ---------------

                                                                                            247,245           (13,724)
                                                                                    ---------------   ---------------

                                                                                    $     2,240,623   $         2,211
                                                                                    ===============   ===============



                             SEE ACCOMPANYING NOTES


                               RADIAL ENERGY INC.
                       (FORMERLY BV PHARMACEUTICALS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                        INTERIM STATEMENTS OF OPERATIONS
          FOR THE THREE MONTH AND SIX MONTH PERIODS ENDED JUNE 30, 2006
             AND 2005 AND FOR THE PERIOD FROM JUNE 30, 2000 (DATE OF
                         INCORPORATION) TO JUNE 30, 2006
                             (STATED IN US DOLLARS)
                                   (UNAUDITED)

                                                                                                                     June 30, 2000
                                                                                                                        (Date of
                                                           Three months ended                Six months ended        Inception) to
                                                                 June 30                          June 30               June 30,
                                                          2006             2005            2006            2005           2006
                                                          ----             ----            ----            ----           ----

Administrative expenses
    Administration fees                              $       8,500    $           -   $        8,500  $           -   $       8,500
    Advertising and promotion                                    -                -                -              -           1,001
    Consulting fees - Note 7                                15,564                -           29,518              -          78,015
    Executive compensation and benefits - Note 7         1,259,800                -        1,259,800              -       1,259,800
    Filing fees                                              1,990            1,566            3,971          6,613          16,426
    Interest and bank charges                                  914            1,276            1,388          2,564           9,001
    Investor relations                                      31,657                -           41,657              -          51,653
    Marketing management services                           29,150                -           29,150              -          29,150
    Office and miscellaneous                                 1,969            1,146            4,219          3,425          17,555
    Professional fees                                       18,544            2,388           25,412          7,610          66,050
    Rent                                                     3,321                -            3,321              -           3,826
    Transfer agent fees                                      2,595              481            3,057          1,581           2,595
    Travel and related costs                                10,431                -           15,852              -          15,851
    Website maintenance                                     12,094              273           12,094            273          14,223
                                                     -------------    -------------   --------------  -------------  --------------

Loss before other items                                 (1,396,529)          (7,130)      (1,437,938)       (22,066)     (1,573,646)

Other items:
    Other income                                                 -                -                -              -              58
    Gain on note payable forgiven - Note 6                       -                -            9,407              -           9,407
                                                     -------------    -------------   --------------  -------------  --------------

Net loss from continuing operations                     (1,396,529)          (7,130)      (1,428,531)       (22,066)     (1,564,181)

Income (loss) from discontinued operations
 - Note 11                                                       -                -            8,500            480         (26,820)
                                                     -------------    -------------   --------------  -------------  --------------

Net loss for the period                              $  (1,396,529)   $      (7,130)  $   (1,420,031) $     (21,586) $   (1,591,001)
                                                     =============    =============   ==============  =============  ==============

Basic loss per share from continuing operations      $        (0.04)  $       (0.00)  $        (0.02) $       (0.00)
                                                     ==============   =============   ==============  =============

Basic income per share from discontinued
 operations                                          $           -    $           -   $        0.00   $        0.00
                                                     =============    =============   =============   =============

Weighted average number of shares outstanding
 - Note 6                                               35,065,824      149,920,400       60,701,183    149,920,400
                                                     =============    =============   ==============  =============

                             SEE ACCOMPANYING NOTES


                               RADIAL ENERGY INC.
                       (FORMERLY BV PHARMACEUTICALS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                        INTERIM STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2006 AND
               2005 AND FOR THE PERIOD FROM JUNE 30, 2000 (DATE OF
                         INCORPORATION) TO JUNE 30, 2006
                             (STATED IN US DOLLARS)
                                   (UNAUDITED)

                                                                                                         June 30, 2000
                                                                                                           (Date of
                                                                             Six months ended            Inception) to
                                                                                 June 30,                   June 30,
                                                                           2006             2005              2006
                                                                           ----             ----              ----

Cash Flows used in Operating Activities
   Net loss from continuing operations                              $   (1,428,531)   $      (22,066)  $   (1,564,181)
   Deduct item not affecting cash:
      Gain on note payable forgiven                                         (9,407)                -           (9,407)
   Changes in non-cash working capital balances
    related to operations:
      Prepaid expenses                                                     (39,535)                -          (39,535)
      Accounts payable and accrued liabilities                             765,750            (3,262)         774,185
                                                                    --------------    --------------    -------------

                                                                          (711,723)          (25,328)        (838,938)
                                                                    --------------    --------------    -------------

Cash Flows used in Investing Activities
   Acquisition of equipment                                                 (1,015)                -           (1,015)
   Oil and gas properties                                               (2,144,814)                -       (2,144,814)
                                                                    --------------    --------------   --------------

                                                                        (2,145,829)                -       (2,145,829)
                                                                    --------------    --------------   --------------

Cash Flows from Financing Activities
   Increase in due to related parties                                    1,219,600                 -        1,219,600
   Capital stock issued                                                          -                 -           99,975
   Share subscribed                                                      1,710,000                 -        1,710,000
   Decrease in note payable                                                (20,000)                -          (20,000)
   Convertible debentures                                                        -             2,479           57,271
                                                                    --------------    --------------   --------------

                                                                         2,909,600             2,479        3,066,846
                                                                    --------------    --------------   --------------

Increase (decrease) in cash from continuing operations                      52,048           (22,849)          82,079

Increase (decrease) in cash from discontinued operations
 - Note 11                                                                   2,000             7,980          (26,820)
                                                                     -------------    --------------    -------------

Increase (decrease) in cash during the period                               54,048           (14,869)          55,259

Cash, beginning of the period                                                1,211            24,964                -
                                                                    --------------    --------------   --------------

Cash, end of the period                                             $       55,259    $       10,095   $       55,259
                                                                    ==============    ==============   ==============

                             SEE ACCOMPANYING NOTES


                               RADIAL ENERGY INC.
                       (FORMERLY BV PHARMACEUTICAL, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
             INTERIM STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
        FOR THE PERIOD JUNE 30, 2000 (DATE OF INCEPTION) TO JUNE 30, 2006
                             (STATED IN US DOLLARS)
                                   (UNAUDITED)

                                                                                                             DEFICIT
                                                                                                           ACCUMULATED
                                                                                  ADDITIONAL                DURING THE
                                                            COMMON STOCK            PAID-IN       SHARE    DEVELOPMENT
                                                      *SHARES      **PARVALUE       CAPITAL    SUBSCRIBED     STAGE       TOTAL
                                                       ------        --------       -------    ----------     -----       -----

Capital stock subscribed pursuant to an
 offering memorandum for cash
                              - at $0.0000002         122,172,000  $  122,172   $    (121,968)  $     -   $        -    $     204
                                                      -----------  ----------   -------------   -------   ----------    ---------

Balance, December 31, 2000                            122,172,000     122,172        (121,968)        -            -          204
Capital stock issued pursuant to a private placement
- at $0.0025                                           27,108,400      27,108          40,663         -            -       67,771
                              - at $0.05                  160,000         160           7,840         -            -        8,000
Net loss for the year                                           -           -               -         -      (69,885)     (69,885)
                                                      -----------  ----------   -------------   -------   ----------    ---------

Balance, December 31, 2001                            149,440,400     149,440         (73,465)        -      (69,885)       6,090
Capital stock issued pursuant to a private placement
- at $0.05                                                480,000         480          23,520         -            -       24,000
Net loss for the year                                           -           -               -         -      (30,090)     (30,090)
                                                      -----------  ----------   -------------   -------   ----------    ---------

Balance, December 31, 2002                            149,920,400     149,920         (49,945)        -      (99,975)           -
Net income for the year                                         -           -               -         -          108          108
                                                      -----------  ----------   -------------   -------   ----------    ---------

Balance, December 31, 2003                            149,920,400     149,920         (49,945)        -      (99,867)         108
Net loss for the year                                           -           -               -         -      (36,453)     (36,453)
                                                      -----------  ----------   -------------   -------   ----------    ---------

Balance, December 31, 2004                            149,920,400     149,920         (49,945)        -     (136,320)     (36,345)


                                                                                                                         .../cont'd

                             SEE ACCOMPANYING NOTES

                                                                                                             DEFICIT
                                                                                                           ACCUMULATED
                                                                                  ADDITIONAL                DURING THE
                                                            COMMON STOCK            PAID-IN       SHARE    DEVELOPMENT
                                                      *SHARES      **PARVALUE       CAPITAL    SUBSCRIBED     STAGE        TOTAL
                                                       ------        --------       -------    ----------     -----        -----


Capital stock issued pursuant to conversion of
convertible debentures        - at $0.05                1,145,424       1,146          56,125           -            -      57,271
Net loss for the year                                           -           -               -           -      (34,650)    (34,650)
                                                      ------------  ----------  -------------  ----------- ------------  ----------

Balance, December 31, 2005                            151,065,824     151,066           6,180           -     (170,970)    (13,724)
Capital stock retired to the treasury                (116,000,000)   (116,000          87,000                        -     (29,000)
Share subscribed                                                -           -               -   1,850,000            -   1,850,000
Finders' fees on private placement                              -           -               -    (140,000)           -    (140,000)
Net loss for the period                                         -           -               -           -   (1,420,031) (1,420,031)
                                                      ------------  ----------  -------------  ----------- ------------ -----------

Balance, June 30, 2006                                 35,065,824  $   35,066   $      93,180  $1,710,000  $(1,591,001) $  247,245
                                                      ============  ==========  =============  =========== ============ ===========



* The common stock issued has been retroactively restated to reflect a forward stock split of 1,500 new shares for one old share, effective January 5, 2001 and a forward split of four new shares for one old share, effective February 20, 2006 (Note 6).
** The par value of common stock has been retroactively restated to reflect a change from no par value to a par value of $0.001 per share.

                             SEE ACCOMPANYING NOTES

                               RADIAL ENERGY INC.
                       (FORMERLY BV PHARMACEUTICALS, INC.)
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO THE INTERIM FINANCIAL STATEMENTS
                                  JUNE 30, 2006
                             (STATED IN US DOLLARS)
                                   (UNAUDITED)


Note 1        INTERIM REPORTING

              The accompanying unaudited interim financial statements have been prepared by Radial Energy Inc. (the "Company") pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments. These interim financial statements should be read in conjunction with the audited financial statements of the Company for the fiscal year ended December 31, 2005.

              The results of operations for the six months ended June 30, 2006 are not indicative of the results that may be expected for the full year.

Note 2        CONTINUANCE OF OPERATIONS

              These interim financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At June 30, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $1,591,001 since its inception, has a working capital deficiency of $1,898,584 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company anticipates that additional funding will be in the form of equity financing from the sale of common shares. The Company may also seek to obtain short-term loans from the directors of the company. The Company has obtained a financing of $250,000 pursuant to a promissory note (Note 9).

Note 3        ADDITIONAL ACCOUNTING POLICIES

              OIL AND GAS PROPERTIES

              The Company follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are initially capitalized on a country-by-country (cost centre) basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling and overhead charges directly related to acquisition and exploration activities.

              Costs capitalized, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves. Petroleum products and reserves are converted to a common unit of measure, using 6 MCF of natural gas to one barrel of oil.

              Costs of acquiring and evaluating unproved properties are initially excluded from depletion calculations. These unevaluated properties are assessed periodically to ascertain whether impairment has occurred. When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

              Future net cash flows from proved reserves using period-end, non-escalated prices and costs, are discounted to present value and compared to the carrying value of oil and gas properties.

              Proceeds from a sale of petroleum and natural gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would alter the rate of depletion by more than 20%. Royalties paid net of any tax credits received are netted with oil and gas sales.

              EQUIPMENT AND DEPRECIATION

              Equipment is recorded at cost and depreciated over their estimated useful lives using the declining balance method. Additions are depreciated at half the annual rate in the year of acquisition.

Note 4        EQUIPMENT


                                                                                                December 31, 2005
                                                           June 30, 2006
                                         ---------------------------------------------------    ------------------
                                                             Accumulated
                                              COST          DEPRECIATION          NET                  NET

             Computer equipment          $       1,015    $           -     $       1,015       $           -
                                         =============    =============     =============       =============


Note 5       OIL AND GAS PROPERTIES


                                                  June 30,        December 31,
                                                    2006              2005
                                                    ----              ----

             Anticline Project
                Advance                       $     1,400,000   $             -
                Geological consulting                  44,814                 -
                                              ---------------   ---------------

                                                    1,444,814                 -

             Cherokee County Project
                Advance                               700,000                 -
                                              ---------------   ---------------

                                              $     2,144,814   $             -
                                              ===============   ===============

              i)  Anticline Project

                  On May 11, 2006, the Company entered into a Joint Operating Agreement ("JOA") with Peruvian and American companies whereby the Company acquired a 20% working interest and 18% revenue interest in an oil project located in Peru by funding the acquisition of certain equipment, for the shipment of this equipment to the project site in Peru and for the drilling, testing and evaluation of the first exploratory well on the property in the total amount of $1,650,000.

                  After the drilling of the first well is complete, the Company will have the option whether to proceed with the project by funding the drilling, testing and evaluation of another two wells on the property for an additional $1,650,000. This additional investment will also cover the costs to install production facilities, including pipeline and loading dock, tank batteries and pumping units as required to deliver the produced oil to market. Thereafter, the Company will have the option to pay for its 20% working interest share of the development and operation of the project.

                  In the event the Company and the transacting parties decide that the project is not feasible, the equipment acquired will be sold and the Company will be entitled to 67% of the proceeds.

                  At June 30, 2006, the Company had advanced $1,400,000 towards the acquisition of the equipment and the remaining $250,000 was advanced subsequent to June 30, 2006.

              ii) Cherokee County Project

                  By an assignment agreement dated June 27, 2006, the Company has agreed to acquire a working interest from a Canadian company in three separate exploratory oil and gas prospects located in Cherokee County, Texas, under three leasehold assignment agreements with a company in Texas. In consideration for the assignment, the Company has agreed to pay $700,000 within 90 days of the assignment agreement with the vendor retaining a 4% overriding royalty. The payment covers the Company's share of the estimated capital expenditures to drill and complete the first test wells on each of the three prospects. The leasehold agreement for all three prospects includes a 30% working interest before payout of initial investment of the Canadian company and a 22.5% working interest after payout, with payout determined on a per project basis.

                  In the event that the Company fails to make the payment, the Canadian company has the option to have the rights of the agreement revert back or to receive from the Company a penalty payment in the amount of 120% of the $700,000 consideration and at its option, the amount shall be convertible into the securities of the Company at a price equal to the lowest offering price of the Company's securities to the general public during the current fiscal year.

Note 6        CAPITAL STOCK - Note 8

              Effective on January 5, 2001, the Company forward split its issued common stock on the basis of 1,500 new for one old.

              On May 25, 2004, the Company amended its authorized capital stock to 75,000,000 common shares with a par value of $0.001 per share. The number of authorized shares and the par value per share as referred to in these financial statements has been restated wherever applicable to give retroactive effect to this amendment.

              On February 10, 2006, the Company repurchased a total of 29,000,000 pre-forward split (116,000,000 post-forward split) common shares at $0.001 per share from the previous President of the Company by the issuance of a promissory note for $29,000 bearing interest at 8% per annum and due August 10, 2006. The Company repaid $20,000 of the promissory note on March 27, 2006, which was accepted as payment in full. Consequently the balance of the note and related interest was written off during the three months ended March 31, 2006.

              On February 10, 2006, the Company approved a private placement offering of 8,000,000 units at $0.25 per unit for proceeds of $2,000,000. The company will pay finders' fees totaling $150,000 for this plant. Each unit consists of one common share and one stock purchase warrant exercisable for two years into one common share at $0.30 per share. At June 30, 2006, the Company had received shares subscriptions for cash totaling $1,850,000 and accrued finders' fees totaling $140,000 ($87,500 paid at June 30, 2006). Subsequent to June 30, 2006, the Company completed the private placement offering and received the remaining $150,000 in share subscriptions (less the finders' fees of $7,500) and issued the shares.

              Effective on February 20, 2006, the Company forward split its issued common stock on the basis of four new for one old. The number of shares referred to in these financial statements has been restated wherever applicable to give retroactive effect on the forward stock splits. There was no effect on the Company's authorized share capital.

              The retroactive restatement of the issued common shares is required by the Securities and Exchange Commission's Staff Accounting Bulletin, Topic 4c. In actuality, the forward stock split, of four for one is effective after the Company's repurchase of 29,000,000 pre-forward split (116,000,000 post-forward split common shares). Consequently, the number of shares actually issued immediately prior to the split was 8,766,456 pre-forward split common shares (35,065,824 post-forward split common shares). The actual number of common shares, both pre-forward split and post-forward split, are less than the number of common shares authorized of 75,000,000.

              On March 29, 2006, the officers of the Company approved a plan of merger between the Company and Radial Energy Inc. a wholly-owned inactive subsidiary of the Company incorporated in the State of Colorado on April 10, 2006 by the Company. Under the plan of merger, the shares of Radial Energy Inc. were cancelled and the shareholders of the Company received one share of the newly-merged company for every share of BV Pharmaceutical, Inc. held. The purpose of the merger was to facilitate a name change to Radial Energy Inc.

Note 7        RELATED PARTY TRANSACTIONS - Note 8

              The Company incurred the following amounts charged by a former director of the Company and directors and officers of the Company pursuant to employment agreements (Note 8):

                                                                                                            June 30,
                                                                                                              2000
                                                                                                            (Date of
                                                    Three months ended           Six months ended        Inception) to
                                                         June 30,                    June 30,               June 30,
                                                    2006          2005          2006          2005            2006
                                                    ----          ----          ----          ----            ----

             Consulting fees                    $         -    $        -   $      9,000   $         -  $        9,000
             Executive compensation and
              benefits                              1,259,800           -      1,259,800             -       1,259,800
                                                -------------  ----------   ------------   -----------  --------------

                                                $ 1,259,800    $        -   $  1,268,800   $         -  $    1,268,800
                                                ===========    ==========   ============   ===========  ==============

              As at June 30, 2006, due to related parties consists of executive compensation and benefits owing to directors and officers of the Company. These amounts are unsecured, non-interest bearing and have no specific terms of repayment.

Note 8        COMMITMENTS - Note 9

              i) By an employment agreement dated March 10, 2006 with the President of the Company, and effective April 1, 2006, the Company will pay $180,000 per year plus annual bonuses as determined by the Board of Directors of the Company. In addition, the President will receive a $400 per month auto allowance, $800 per month insurance reimbursement and a minimum $1,000 per month for rental and administrative expenses to maintain an office. The Company may also issue stock options to the President as deemed appropriate by the Board of Directors. The term of the agreement is 3 years.

              ii) By an employment agreement dated June 1, 2006, with the Chief
                  Operating Officer of the Company, and effective June 1, 2006, the Company will pay $132,000 per year plus annual bonuses as determined by the Board of Directors of the Company. In addition, the Chief Operating Officer will receive a $400 per month auto allowance, $800 per month reimbursement of the costs of the medical insurance coverage and a minimum $1,000 per month for rental and administrative expenses to maintain an office. The Company may also issue stock options to the Chief Operating Officer as deemed appropriate by the Board of Directors. The term of the agreement is 3 years. In addition the Company agreed to issue 1,500,000 common shares for additional services to be provided to the Company valued at $1,200,000. As at June 30, 2006, this amount has been included in due to related parties. These shares were issued subsequent to June 30, 2006.

              iii)By a business consulting agreement dated April 1, 2006, the
                  Company will pay $10,000 per month for investor relations services for a term of two years.

Note 9        SUBSEQUENT EVENTS - Notes 6 and 8

              Subsequent to June 30, 2006, the Company received $250,000 pursuant to a promissory note. The note is unsecured, bears interest at 12% per annum and will mature on July 12, 2007.

Note 10       NON-CASH TRANSACTION

              Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows. During the period ended June 30, 2006, the Company repurchased 116,000,000 common shares by the issuance of a promissory note for $29,000. This transaction was excluded from the statements of cash flows.

Note 11       DISCONTINUED OPERATIONS

              During the six months ended June 30, 2006, concurrent with the name change of the Company (Note 6), the Company announced its intention to shift its direction of business towards the acquisition, exploration and development of oil and gas projects. Previously, the Company's business was the collection, analysis and banking of personal DNA data. Assets, liabilities and results of operations from the Company's previous business have been disclosed as discontinued operations for the six months ended June 30, 2006 and prior periods have been restated to conform with the current presentation.

              The balance sheets include the following amounts related to discontinued operations:

                                                                                    June 30,        December 31,
                                                                                      2006              2005
                                                                                      ----              ----
            Current assets of discontinued operations:
              Accounts receivable                                               $             -   $         1,000
                                                                                ===============   ===============

            Current liabilities of discontinued operations:
              Unearned revenue                                                  $             -   $         7,500
                                                                                ===============   ===============


              Net income (loss) from discontinued operations are as follows:

                                                                                                        June 30, 2000
                                                                                                           (Date of
                                                Three months ended             Six months ended         Inception) to
                                                     June 30,                      June 30,                June 30,
                                                2006           2005           2006          2005             2006
                                                ----           ----           ----          ----             ----

            Revenues
              License fees                 $          -    $          -   $         -   $          -   $       24,000
              Other income                            -               -         8,500            480           10,180
                                           ------------    ------------   -----------   ------------   --------------

                                                      -               -         8,500            480           34,180
                                           ------------    ------------   -----------   ------------   --------------

            Administrative expenses
              Bad debt                                -               -             -              -            1,000
              Intellectual property
               acquisition costs                      -               -             -              -           50,000
              Marketing research
               And development                        -               -             -              -           10,000
                                           ------------    ------------   -----------   ------------   --------------

                                                      -               -             -              -           61,000
                                           ------------    ------------   -----------   ------------   --------------

            Income (loss) from
             discontinued operations       $          -    $          -   $     8,500   $        480   $      (26,820)
                                           ============    ============   ===========   ============   ==============

              Cash flows from discontinued operations are as follows:

                                                                                                       June 30, 2000
                                                                                                         (Date of
                                                                                                       Inception) to
                                                                       Six months ended June 30,         June 30,
                                                                           2006           2005             2006
                                                                           ----           ----             ----

            Net income (loss) from discontinued operations            $       8,500   $        480  $         (26,820)
            Changes in non-cash working capital balances
             related to operations
               Accounts receivable                                            1,000              -                -
               Unearned revenue                                              (7,500)         7,500                -
                                                                      -------------   ------------  ---------------

            Increase (decrease) in cash from discontinued
             operations                                               $       2,000   $      7,980  $         (26,820)
                                                                      =============   ============  =================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our bylaws provide indemnification by the company of any individual made a party to proceeding because he is or was an officer, director, employee or agent of the company against liability incurred in the proceeding, to the fullest extent permissible under the laws of Nevada. The bylaws provide that the company advance the expenses of officers and directors incurred in defending any such proceeding, provided that the company received an undertaking from such person to repay the expenses advanced if it is ultimately determined that he is not entitled to be indemnified.

     The Nevada Revised Statutes ("NRS"), Chapter 78 provides:

     NRS 78.7502 provides for the discretionary and mandatory indemnification of officers, directors, employees and agents.

     NRS 78.7502 (1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     NRS 78.7502 (2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     NRS 78.7502 (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 78.7502 (1) or 78.7502
(2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     NRS 78.751 provides that authorization is required for discretionary indemnification of directors, officers, employees or agents, advancement of expenses to those parties and a limitation on indemnification and advancement of expenses.

     NRS 78.751 (1) provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advancement pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     NRS 78.751 (2) provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred or in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     NRS 78.751 (3) provides that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses relating to the registration of shares of common stock will be borne by us. These expenses, except the SEC registration fee, are estimated to be as follows:*

          SEC Registration fee......................................   $   1,341
          Accounting fees and expenses..............................   $   1,000
          Legal fees and expenses...................................   $  40,000
          Printing and engraving expenses...........................   $   2,000
          Registrar and transfer agent's fees.......................   $     500
          Miscellaneous fees and expenses...........................   $   1,000
                                                                       _________
             Total..................................................   $  45,841

_____________________
* The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

ITEM 26     RECENT SALES OF UNREGISTERED SECURITIES

     From March 14, 2006 through August 2006, we sold to investors pursuant to subscription agreements an aggregate of 8,000,000 units, consisting of shares of our common stock and warrants to purchase our common stock in a private placement. Each unit consisted of one share of common stock and a warrant to purchase one share of common stock. The purchase price was $0.25 per unit and we received an aggregate of $2,000,000 in gross proceeds. The warrants have an exercise period of two years and an exercise price of $0.30 per share. The private placement had a minimum offering amount of $100,000 and a maximum offering amount of $2,000,000. In connection with the private placement, we paid an aggregate of $147,500 as finders' fee. The securities sold in the private placement were exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S promulgated thereunder and pursuant to the exemption from provided by Section 4(2) of the Securities Act for issuances not involving a public offering.

     On October 2, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the private placement of secured convertible debentures in the aggregate principal amount of $5,000,000. We closed on the first $2,000,000 on October 4, 2006; an additional $1,500,000 was funded on the date this Registration Statement was filed with the SEC; and the final $1,500,000 will be funded within three business days after this Registration Statement is declared effective by the SEC. The debentures accrue interest at a rate of 7.0% per annum, payable on the maturity date, and payable in cash or in shares of our common stock, at our option. The term of the debentures is three years, and the debentures will be convertible at a conversion price equal to the lesser of $1.0536 or 90% of the lowest daily volume weighted average price during the 15 trading days immediately preceding the conversion date, subject to a weighted average anti-dilution adjustment and other adjustments. We have the right at our option to redeem a portion or all amounts outstanding under the debentures by paying the holder the principal amount being redeemed plus a redemption premium, which is either 20% or 30% of the principal amount being redeemed depending on what the fixed conversion price is at the time of redemption as compared to the closing bid price of our common Stock. We also issued to the purchaser 3,333,333 common stock purchase warrants at an exercise price of $0.75 per share, 2,500,000 common stock purchase warrants at an exercise price of $1.00 per share, 2,333,333 common stock purchase warrants at an exercise price of $1.50 per share, and we are obligated to issue to the purchaser an additional 1,000,000 common stock purchase warrants at an exercise price of $1.50 per share on the third closing date. The warrants will be exercisable for a term of five years. The issuance of the debentures and warrants are exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933, as amended. In connection with the private placement, we agreed to pay a commitment fee equal to 10% of the purchase price from each closing and a structuring fee of $22,500 to the general partner of the purchaser.



ITEM 27     EXHIBITS

Exhibit
Number                                Description of Document
_______    _____________________________________________________________________

   3(i).1  Amended and Restated Articles of Incorporation filed with the Nevada Secretary of State effective as of April 17, 2003. (Incorporated by reference to Exhibit 3(i).1 of Radial Energy Inc.'s Registration
           Statement on Form SB-2 filed on April 19, 2004.)
   3(i).2  Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State
           Effective as of September 23, 2003.  (Incorporated by reference to Exhibit 3(i).2 of Radial Energy
           Inc.'s Registration Statement on Form SB-2 filed on April 19, 2004.)
   3(i).3  Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State
           Effective as of June 21, 2004.  (Filed herewith.)
   3(i).4  Articles of Merger filed with the Nevada Secretary of State effective as of April 3, 2006.
           (Incorporated by reference to Exhibit 2 of Radial Energy Inc.'s Current Report on Form 8-K filed on
           April 21, 2006.)
   3(i).5  Certificate of Correction filed with the Nevada Secretary of State effective as of September 26,
           2006. (Filed herewith.)
   3(ii)   Bylaws (Incorporated by reference to Exhibit 3(ii) of Radial Energy Inc.'s Registration Statement on
           Form SB-2 filed on April 19, 2004.)
   5.1     Opinion of Greenberg Traurig, LLP as to the legality of the securities being offered.  (Filed herewith.)
  10.1     Form of Subscription Agreement.  (Incorporated by reference to Exhibit 10.1 of Radial Energy Inc.'s
           Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.)
  10.2     Form of Common Stock Purchase Warrant. (Incorporated by reference to Exhibit 10.2 of Radial Energy
           Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.)
  10.3     Letter of Intent by and between Radial Energy Inc. and Ziegler-Peru Inc. dated April 19, 2006.
           (Incorporated by reference to Exhibit 10.3 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB
           for the quarter ended June 30, 2006.)
  10.4     Joint Operating Agreement by and between Radial Energy Inc., Ziegler-Peru Inc., and Compania
           Consultora de Petroleo, S.A. effective as of May 11, 2006.  (Incorporated by reference to Exhibit
           10.4 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.)


                                      II-3




Exhibit
Number                                Description of Document
_______    _____________________________________________________________________

  10.5     Employment Agreement by and between Radial Energy Inc. and G. Leigh Lyons dated March 10, 2006.
           (Incorporated by reference to Exhibit 10.5 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB
           for the quarter ended June 30, 2006.)
  10.6     Employment Agreement by and between Radial Energy Inc. and Omar Michel Hayes dated June 1, 2006.
           (Incorporated by reference to Exhibit 10.6 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB
           for the quarter ended June 30, 2006.)
  10.7     Assignment Agreement by and between Radial Energy Inc. and Pin Petroleum Partners Ltd. dated June
           27, 2006.  (Incorporated by reference to Exhibit 10.7 of Radial Energy Inc.'s Quarterly Report on
           Form 10-QSB for the quarter ended June 30, 2006.)
  10.8     Letter of Intent by and between Radial Energy Inc. and Maxim Well Services Ltd. dated August 23,
           2006.
  10.9     Amendment to Assignment Agreement by and between Radial Energy Inc. and Pin Petroleum Partners Ltd.
           dated September 29, 2006.
  10.10    Securities Purchase Agreement dated October 2, 2006 by and between Radial Energy Inc. and Cornell
           Capital Partners, L.P.
  10.11    Form of Secured Convertible Debentures.
  10.12    Form of Common Stock Purchase Warrant.
  10.13    Security Agreement dated October 2, 2006 by and between Radial Energy Inc. and Cornell Capital
           Partners, L.P.
  10.14    Pledge and Escrow Agreement dated October 2, 2006 by and between Radial Energy Inc. and Cornell
           Capital Partners, L.P.
  23.1     Consent of Amisano Hanson, Chartered Accountants
  23.2     Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)



ITEM 28     UNDERTAKINGS

A.   The undersigned small business issuer hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, to determine liability to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

          (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. The undersigned small business issuer hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

     (1) If the small business issuer is relying on Rule 430B (ss.230.430B of this chapter):

          (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2),
               (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),
               (vii), or (x) (ss.230.415(a)(1)(i), (vii), or (x) of this
               chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellingham, State of Washington, on the 1st day of November 2006.

                                             RADIAL ENERGY INC.

                                             By: /s/ G. LEIGH LYONS
                                                 _______________________________
                                                     G. Leigh Lyons, President,
                                                     Chief Executive Officer,
                                                     Chief Financial Officer,
                                                     and Secretary



                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G. Leigh Lyons as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                 Title(s)                                    Date
_________                 ________                                    ____


/s/ G. LEIGH LYONS
______________________
G. Leigh Lyons            President, Chief Executive Officer,   November 1, 2006
                          Chief Financial Officer, Secretary
                          and Director
                          (Principal Executive Officer,
                          Principal Financial and Accounting
                          Officer)


/s/ OMAR HAYES
______________________
Omar Hayes                Chief Operating Officer and Director  November 1, 2006